                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-110719

                                  $175,000,000

                                 [TRIARC LOGO]

              5% CONVERTIBLE NOTES DUE 2023 AND SHARES OF CLASS A
                COMMON STOCK AND CLASS B COMMON STOCK, SERIES 1,
                     ISSUABLE UPON CONVERSION OF THE NOTES

                              -------------------

            Interest payable on the Notes on May 15 and November 15

                              -------------------

This prospectus relates to the resale by various selling securityholders of $175,000,000 aggregate principal amount of our convertible notes due 2023 and shares of our Class A common stock and Class B common stock, Series 1 ('Class B common stock'), into which the notes are convertible.

You may convert the notes into shares of our Class A common stock and Class B common stock at a conversion rate of 25 shares of Class A common stock and 50 shares of Class B common stock per $1,000 principal amount of notes (equal to an initial conversion price of $40 for every one share of Class A common stock and two shares of Class B common stock), subject to adjustment, before the close of business on May 15, 2023 under any of the following circumstances: (1) during any fiscal quarter commencing after June 29, 2003, if the closing sale price of our Class A common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during any fiscal quarter commencing after June 29, 2003, if the combined closing sale price of one share of our Class A common stock and two shares of Class B common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (3) subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of the ten trading day period was less than 95% of the product of the closing sale price of our Class A common stock and the number of shares of Class A common stock issuable upon conversion of $1,000 principal amount of the notes; (4) subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of the ten trading day period was less than 95% of the product of the combined closing sale price of one share of our Class A common stock and two shares of Class B common stock and the number of shares of Class A common stock issuable upon conversion of $1,000 principal amount of the notes; (5) if the notes have been called for redemption; or (6) upon the occurrence of certain corporate events.

Beginning May 20, 2010, we may redeem any of the notes at a redemption price of 100% of the principal amount of the notes, plus accrued interest. Holders may require us to repurchase the notes on May 15 of 2010, 2015 and 2020 or upon a fundamental change at a repurchase price of 100% of the principal amount of the notes, plus accrued interest.

The notes are our general unsecured debt and will rank on a parity with all of our other existing and future unsecured, unsubordinated debt and prior to all subordinated debt.

For a more detailed description of the notes, see 'Description of the Notes' beginning on page 31.

The notes are not listed on any securities exchange or approved for quotation through any automated system.

Our Class A common stock trades on the New York Stock Exchange under the symbol 'TRY.' On December 1, 2003, the last reported sale price of our Class A common stock was $11.38.

Our Class B common stock trades on the New York Stock Exchange under the symbol 'TRY.B.' On December 1, 2003, the last reported sale price of our Class B common stock was $11.71.

INVESTING IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              -------------------

                The date of this prospectus is December 2, 2003.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Where You Can Find More Information......................................    ii
Incorporation by Reference...............................................    ii
Summary..................................................................     1
Risk Factors.............................................................    12
Forward-Looking Statements...............................................    20
Ratio of Earnings to Fixed Charges.......................................    22
Use of Proceeds..........................................................    22
Price Range of Common Stock..............................................    23
Dividend Policy..........................................................    23
Capitalization...........................................................    25
Unaudited Pro Forma Condensed Consolidated Financial Statements..........    26
Description of the Notes.................................................    31
Description of Our Capital Stock.........................................    47
Arby's Franchise Trust Securitization Notes..............................    54
United States Federal Income Tax Consequences............................    55
Selling Securityholders..................................................    62
Plan of Distribution.....................................................    67
Legal Matters............................................................    68
Experts..................................................................    68

                              -------------------

    As used in this prospectus, 'Triarc,' 'company,' 'we,' 'our,' 'ours' and 'us' refer to Triarc Companies, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a Registration Statement on Form S-3 with the Securities and Exchange Commission regarding the offering of the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits.

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 450 Fifth Street, N. W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

    Our Class A common stock is listed on New York Stock Exchange under the symbol 'TRY' and our Class B common stock is listed on the New York Stock Exchange under 'TRY.B.' Our Securities and Exchange Commission filings can also be read at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

    We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the 'Exchange Act'), as amended, including any filings after the date of this prospectus, until all of the notes and common stock to which this prospectus relates are sold or the offering is otherwise terminated, other than any portions of any such documents that are not deemed 'filed' under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

                           INCORPORATION BY REFERENCE

    We are incorporating by reference into this prospectus the following documents filed by us with the SEC:

    o Annual Report on Form 10-K for the fiscal year ended December 29, 2002, filed on March 28, 2003;

    o Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2003, filed on May 12, 2003;

    o Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2003, filed on August 13, 2003;

    o Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2003, filed on November 12, 2003;

    o the description of the Class A common stock contained in the Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on November 4, 1993, and any amendment or report filed for the purpose of updating such description;

    o the description of the Class B common stock, Series 1, contained in the Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on August 11, 2003, and any amendment or report filed for the purpose of updating such description;

    o Current Reports on Form 8-K, filed on January 21, 2003, March 27, 2003, May 14, 2003, May 19, 2003, June 3, 2003, August 11, 2003 and
          November 25, 2003; and

    o all other documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering other than any such documents or portions thereof that are not deemed 'filed' under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations.

    You should rely only on the information contained in this document or that information to which we have referred you. We have not authorized anyone to provide you with any additional information.

    The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

                             Triarc Companies, Inc.
                                280 Park Avenue
                            New York, New York 10017
                         Attention: Investor Relations
                           Telephone: (212) 451-3000

Except as expressly provided above, no other information, including information on our web site, is incorporated by reference into this prospectus.

                                    SUMMARY

    THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THIS OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD READ THIS ENTIRE PROSPECTUS AND ALL THE INFORMATION THAT IT INCORPORATES BY REFERENCE CAREFULLY, INCLUDING THE SECTION ENTITLED 'RISK FACTORS' AND OUR FINANCIAL STATEMENTS, THE RELATED NOTES AND THE MANAGEMENT DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PERIODS COVERED BY THOSE FINANCIAL STATEMENTS, ALL OF WHICH ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

THE COMPANY

    We are a holding company and currently operate solely in the restaurant business through Arby's, Inc. and its subsidiaries, the franchisor of the Arby's'r' restaurant system, and through Sybra, Inc., an owner and operator of approximately 240 Arby's restaurants located in the United States as of September 28, 2003. As the franchisor of the Arby's restaurant system, we license the owners and operators of independent businesses to use the Arby's brand name and trademarks in the operation of Arby's restaurants. We provide franchisees with services designed to increase both the revenue and profitability of their Arby's restaurants. The more important of these services are providing strategic leadership for the brand, quality control services, operational training and counseling regarding, and approval of, site selection.

    The key elements of our business strategy include (i) using our resources to grow our restaurant franchising and operations business, (ii) evaluating and making various acquisitions and business combinations, whether in the restaurant industry or otherwise, (iii) building strong operating management teams for each of our current and future businesses and (iv) providing strategic leadership and financial resources to enable these management teams to develop and implement specific, growth-oriented business plans. The implementation of this business strategy may result in increases in expenditures for, among other things, acquisitions and, over time, marketing and advertising.

    Our cash, cash equivalents and short-term investments (including restricted cash equivalents) at September 28, 2003 totaled approximately $776 million. At September 28, 2003, our consolidated long term debt, including current portion, was approximately $527 million. Of this amount, approximately $242 million is debt issued by subsidiaries of Arby's, and $82 million is debt issued by Sybra. We have guaranteed approximately $3 million of the debt issued by our restaurant business subsidiaries. In addition, we have guaranteed obligations of third parties as described more fully in our annual and quarterly reports which are incorporated by reference into this prospectus. None of our cash, cash equivalents and investments (other than approximately $30.5 million of restricted cash) secure such debt. We are evaluating our options to deploy our substantial liquidity through, among other things, acquisitions, share repurchases and investments.

    Our corporate predecessor was incorporated in Ohio in 1929. We reincorporated in Delaware in June 1994. Our principal executive offices are located at 280 Park Avenue, New York, New York 10017 and our telephone number is
(212) 451-3000. Our website address is: www.triarc.com. Information contained on our website is not part of this prospectus.

RECENT DEVELOPMENTS

STOCK DIVIDEND

    On August 11, 2003 our board of directors authorized the creation out of our authorized but unissued shares of Class B common stock, par value $.10 per share, of the Class B common stock and declared a stock dividend (the 'Stock Dividend') on the existing Class A common stock consisting of two shares of Class B common stock for each share of Class A common stock issued as of the close of business on the August 21, 2003 record date. The Stock Dividend was paid on

September 4, 2003 to holders of record of the Class A common stock at the close of business on the record date.

    As a result of the Stock Dividend, holders of the notes will be entitled to receive upon conversion of the notes, in addition to shares of Class A common stock, the number of shares of Class B common stock that the holder would have been entitled to receive had the holder converted its notes immediately prior to the declared record date for the Stock Dividend. We have reserved an aggregate of 8,750,000 shares of Class B common stock for delivery to the holders of the notes upon conversion thereof. See 'Description of the Notes -- Conversion of Notes' in this prospectus.

CASH DIVIDEND

    On August 11, 2003, our board of directors declared an initial regular quarterly cash dividend of $0.065 per share on the Class A common stock and $0.075 per share on the Class B common stock, which were paid on September 25, 2003 to stockholders of record at the close of business on September 15, 2003. As a result, each stockholder holding one share of Class A common stock and two shares of Class B common stock on September 15, 2003 received a combined cash dividend of $0.215 on such shares on September 25, 2003. On November 20, 2003, our board of directors declared a regular quarterly cash dividend of $0.065 per share on the Class A common stock and $0.075 per share on the Class B common stock, which are to be paid on December 16, 2003 to stockholders of record at the close of business on December 2, 2003. While we currently expect that our board of directors will continue to declare and pay quarterly cash dividends, there can be no assurance that such dividends will be declared or paid in any subsequent quarters, or of the amount or timing of such dividends, if any.

SYBRA ACQUISITION

    On December 27, 2002, we completed the acquisition of all of the capital stock of Sybra, the second largest franchisee of the Arby's brand, pursuant to a plan of reorganization previously confirmed by the United States Bankruptcy Court for the Southern District of New York on November 25, 2002. As of
June 29, 2003, Sybra owned and operated approximately 240 Arby's restaurants in nine states, primarily in Michigan, Texas, Pennsylvania, Florida and New Jersey. In fiscal years 2001 and 2002, Sybra had revenues of approximately $200 million and $209 million, respectively.

    We acquired Sybra for approximately $8.2 million paid to its parent's creditors. In addition, we invested approximately $14.2 million in Sybra. Sybra remains exclusively liable for its approximately $82 million of long-term debt and capital lease obligations as of September 28, 2003. We have also made available to Sybra a $5 million standby financing facility for each of three years after the closing of the purchase on December 27, 2002 (up to $15 million in the aggregate) to fund any operating shortfalls of Sybra. As of October 31, 2003, $700,000 was outstanding under this facility. In addition, we have loaned to Sybra approximately $9.9 million to prepay existing indebtedness and $3.2 million to fund principally capital expenditures and tax payments.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth for the periods and as of the dates indicated our summary historical consolidated financial data and our summary consolidated pro forma financial data after giving effect, as applicable, to the acquisition of Sybra, Inc. and the issuance of the notes and use of the related proceeds. The summary consolidated financial data (i) as of December 29, 2002 and December 30, 2001 and for each of the fiscal years in the three-year period ended December 29, 2002 are derived, reclassified and retroactively adjusted with respect to income or loss per share (see Note 4) from the audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 29, 2002 incorporated by reference in this prospectus and (ii) as of December 31, 2000, January 2, 2000 and January 3, 1999 and for each of the years in the two-year period ended January 2, 2000 are derived, reclassified and retroactively adjusted with respect to income or loss per share from our audited consolidated financial statements, which are not included elsewhere in this prospectus or incorporated by reference. The summary consolidated financial data presented as of September 28, 2003 and for the fiscal nine-month periods ended September 28, 2003 and September 29, 2002 have been derived and reclassified from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2003 incorporated by reference in this prospectus. In our opinion, the unaudited quarterly consolidated financial data contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results for those periods. Our results of operations for the nine-month period ended September 28, 2003 are not necessarily indicative of the results that may be expected for our entire fiscal year. The summary consolidated financial data should be read together with our consolidated financial statements and accompanying notes, as well as management's discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference in this prospectus. Our summary consolidated pro forma financial data are derived from the 'Unaudited Pro Forma Condensed Consolidated Financial Statements' included elsewhere in this prospectus and should be read together with those statements and accompanying notes. The ratio of earnings to fixed charges was taken from the 'Ratio of Earnings to Fixed Charges' included elsewhere in this prospectus and should be read together with that disclosure.

                                                                     HISTORICAL                                 PRO FORMA
                                         ------------------------------------------------------------------     ---------
                                                                         YEAR ENDED(1)
                                         --------------------------------------------------------------------------------
                                                                                                        DECEMBER 29,
                                         JANUARY 3,    JANUARY 2,   DECEMBER 31,   DECEMBER 30,  ------------------------
                                          1999(2)       2000(2)       2000(2)          2001         2002           2002
                                          -------       -------       -------          ----         ----           ----
                                                          (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(3):
 Revenues:
   Net sales...........................   $     --     $      --     $       --     $     --      $     --       $208,260
   Royalties and franchise and related
    fees...............................     78,429        81,658         87,450       92,823        97,782         90,317
                                          --------     ---------     ----------     --------      --------       --------
                                            78,429        81,658         87,450       92,823        97,782        298,577
                                          --------     ---------     ----------     --------      --------       --------
 Costs and expenses:
   Cost of sales, excluding
    depreciation and amortization......         --            --             --           --            --        149,970
   Selling, general and
    administrative.....................     62,998        68,498         80,212 (8)   77,355 (10)   75,893        118,644 (12)
   Depreciation and amortization,
    excluding amortization of deferred
    financing costs....................      4,916         5,423          5,313        6,506         6,550         13,705
   Capital market transaction related
    compensation.......................         --            --         26,010 (8)       --            --             --
   Capital structure reorganization
    related charge.....................         --         2,126 (6)        306           --            --             --
                                          --------     ---------     ----------     --------      --------       --------
                                            67,914        76,047        111,841       83,861        82,443        282,319
                                          --------     ---------     ----------     --------      --------       --------
      Operating profit (loss)..........     10,515         5,611 (6)    (24,391)(8)    8,962        15,339         16,258 (12)
 Interest expense......................    (13,031)       (1,260)(6)     (4,804)     (30,447)      (26,210)       (46,022)
 Insurance expense related to long-term
   debt................................         --            --           (550)      (4,805)       (4,516)        (4,516)
 Early extinguishment of debt..........         --        (2,351)(6)         --           --            --             --
 Investment income, net................      9,863        16,904         30,715       33,632            851           550
 Costs related to proposed business
   acquisitions not consummated........       (900)         (416)            --         (623)        (2,238)       (2,238)
 Gain (loss) on sale of businesses,
   net.................................         --         1,188             --          500         (1,218)       (1,218)
 Other income, net.....................      1,572         2,827          1,241       10,191          1,358         1,446
                                          --------     ---------     ----------     --------       --------      --------
      Income (loss) from continuing
        operations before income taxes
        and minority interests.........      8,019        22,503 (6)      2,211 (8)   17,410 (10)   (16,634)      (35,740)(12)
 (Provision for) benefit from income
   taxes...............................     (4,832)       (6,328)(6)    (12,368)(8)   (8,696)(10)     3,329         9,609 (12)
 Minority interests in loss of a
   consolidated subsidiary.............         --            --             --          252          3,548         3,548
                                          --------     ---------     ----------     --------       --------      --------
      Income (loss) from continuing
        operations.....................      3,187        16,175 (6)    (10,157)(8)    8,966 (10)    (9,757)     $(22,583)(12)
                                                                                                                 --------
                                                                                                                 --------
 Income (loss) from discontinued
   operations..........................     11,449 (5)    (6,051)(6)    451,398 (8)   43,450 (10)    11,100 (11)
                                          --------     ---------     ----------     --------       --------
      Net income.......................   $ 14,636 (5) $  10,124 (6) $  441,241 (8) $ 52,416 (10)  $  1,343 (11)
                                          --------     ---------     ----------     --------       --------
                                          --------     ---------     ----------     --------       --------
 Basic income (loss) per share of
   Class A common stock and Class B
   common stock(4):
      Continuing operations............   $    .03     $     .21     $     (.15)    $    .14       $   (.16)     $   (.40)
                                                                                                                 --------
                                                                                                                 --------
      Discontinued operations..........        .13          (.08)          6.48          .67            .18
                                          --------     ---------     ----------     --------       --------
      Net income.......................   $    .16     $     .13     $     6.33     $    .81       $    .02
                                          --------     ---------     ----------     --------       --------
                                          --------     ---------     ----------     --------       --------
 Diluted income (loss) per share of
   Class A common stock and Class B
   common stock(4):
      Continuing operations............   $    .03     $     .20     $     (.15)    $    .13       $   (.16)     $   (.40)
                                                                                                                 --------
                                                                                                                 --------
      Discontinued operations..........        .12          (.07)          6.48          .64            .18
                                          --------     ---------     ----------     --------       --------
      Net income.......................   $    .15     $     .13     $     6.33     $    .77       $    .02
                                          --------     ---------     ----------     --------       --------
                                          --------     ---------     ----------     --------       --------
 Cash dividends declared per share:
   Class A common stock................   $     --     $      --     $       --     $     --       $     --      $     --
   Class B common stock................   $     --     $      --     $       --     $     --       $     --      $     --
 Weighted-average shares outstanding:
   Class A common stock................     30,306        26,015 (7)     23,232 (7)   21,532 (7)     20,446 (7)    18,946
   Class B common stock(4).............     60,612        52,030 (7)     46,464 (7)   43,064 (7)     40,892 (7)    37,892
 Ratio of earnings to fixed charges....       1.51          7.09           1.78         1.55
 Amount by which earnings were
   insufficient to cover fixed
   charges.............................                                                            $ 16,940      $ 36,046
BALANCE SHEET DATA (AT END OF PERIOD):
 Working capital.......................   $180,739     $ 240,399     $  596,319     $556,637       $509,541
 Total assets..........................    462,417       378,424      1,067,424      868,409        967,383
 Long-term debt........................    279,226         3,792        291,718      288,955        352,700
 Stockholders' equity (deficit)........     11,272      (166,726)(7)    282,310 (9)  332,397        332,742

                                                                           HISTORICAL                PRO FORMA
                                                                  -----------------------------      ----------
                                                                              NINE MONTHS ENDED(1)
                                                                  ---------------------------------------------
                                                                                           SEPTEMBER 28,
                                                                  SEPTEMBER 29,      --------------------------
                                                                    2002(13)          2003(13)          2003
                                                                    --------          --------          ----
                                                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(3):
 Revenues:
   Net sales................................................        $     --         $  150,988      $  150,988
   Royalties and franchise and related fees.................          72,889             68,181          68,181
                                                                    --------         ----------      ----------
                                                                      72,889            219,169         219,169
                                                                    --------         ----------      ----------
 Costs and expenses:
   Cost of sales, excluding depreciation and amortization...              --            112,139         112,139
   Selling, general and administrative......................          58,987             82,236          82,236
   Depreciation and amortization, excluding amortization of
    deferred financing costs................................           4,860             10,176          10,176
                                                                    --------         ----------      ----------
                                                                      63,847            204,551         204,551
                                                                    --------         ----------      ----------
      Operating profit......................................           9,042             14,618          14,618
 Interest expense...........................................         (20,002)           (27,857)        (31,589)
 Insurance expense related to long-term debt................          (3,414)            (3,163)         (3,163)
 Investment income, net.....................................             706             10,884          10,884
 Gain (costs) related to proposed business acquisitions not
   consummated..............................................          (2,232)             2,064           2,064
 Loss on sale of businesses.................................          (1,218)                --              --
 Other income, net..........................................             199              1,424           1,424
                                                                    --------         ----------      ----------
      Loss before income taxes and minority interests.......         (16,919)            (2,030)         (5,762)
 (Provision for) benefit from income taxes..................           3,552               (985)            359
 Minority interests in loss of a consolidated subsidiary....           2,255                112             112
                                                                    --------         ----------      ----------
      Net loss..............................................        $(11,112)        $   (2,903)     $   (5,291)
                                                                    --------         ----------      ----------
                                                                    --------         ----------      ----------
 Basic and diluted loss per share of Class A common stock
   and Class B common stock(4)..............................        $   (.18)        $     (.05)     $     (.09)
                                                                    --------         ----------      ----------
                                                                    --------         ----------      ----------
 Cash dividends declared per common share:
   Class A common stock.....................................        $     --         $     .065      $     .065
   Class B common stock.....................................        $     --         $     .075      $     .075
 Weighted-average shares outstanding:
   Class A common stock.....................................          20,471             20,072          19,303
   Class B common stock(4)..................................          40,942             40,144          38,606
 Amount by which earnings were insufficient to cover fixed
   charges..................................................        $ 16,294         $    3,055      $    6,787
BALANCE SHEET DATA (AT END OF PERIOD):
 Working capital............................................                         $  611,201
 Total assets...............................................                          1,081,313
 Long-term debt.............................................                            492,305
 Stockholders' equity.......................................                            294,037

                        NOTES TO SUMMARY FINANCIAL DATA

(1) We report on a fiscal year basis consisting of 52 or 53 weeks ending on the Sunday closest to December 31. In accordance with this method, our 1998 fiscal year contained 53 weeks and each of our 1999, 2000, 2001 and 2002 fiscal years contained 52 weeks. Each of our fiscal nine-month periods ended September 29, 2002 and September 28, 2003, which we refer to as the 'Nine-Month Periods' contained 39 weeks.

(2) Summary Consolidated Financial Data for the fiscal years ended on or prior to the fiscal year ended December 31, 2000 reflect the discontinuance of our beverage businesses sold in October 2000 and for the years ended on or prior to the fiscal year ended January 2, 2000 reflect the discontinuance of our propane business sold in July 1999.

(3) Certain amounts included in the prior periods' Statement of Operations Data have been reclassified to (a) retroactively reflect the adoption on December 30, 2002 of Statement of Financial Accounting Standards No. 145 which we refer to as 'SFAS 145' and (b) otherwise conform with the current period's presentation. The adoption of SFAS 145 resulted in the reclassification of charges for early extinguishment of debt in fiscal 2000 and 2001 previously reported as extraordinary charges to either early extinguishment of debt on a pre-tax basis or income (loss) from discontinued operations.

(4) Basic and diluted income (loss) per share amounts and the weighted average shares outstanding, have been retroactively adjusted for the effect of a stock distribution on September 4, 2003, which we refer to as the 'Stock Distribution,' of two shares of a newly designated series of our previously authorized Class B common stock for each issued share of our Class A common stock issued as of August 21, 2003, as if such stock distribution had occurred at the beginning of our 1999 fiscal year. Net income for a period is allocated between the Class A common shares and Class B common shares based on the actual dividend payment ratio to the extent of any dividends paid during the period with any excess allocated giving effect to the minimum stated dividend participation rate of 110% for the Class B common shares compared with the Class A common shares. Net loss for a period is allocated equally among each share of Class A and Class B common stock, resulting in the same loss per share for each class. Accordingly, the income (loss) per share is the same for each of the two classes of common stock during the periods presented since there were no dividends declared or contractually payable during the periods presented prior to the nine-months ended September 28, 2003 and we had a net loss for that nine-month period. Basic and diluted income (loss) per share are the same for the fiscal years 2000 and 2002 and for the Nine-Month Periods since all potentially dilutive securities would have had an antidilutive effect based on the loss from continuing operations for each of those periods. The number of shares used in the calculation of diluted income (loss) per share of Class A common stock for the fiscal years 1998, 1999 and 2001 are 31,527,000, 26,943,000 and 22,692,000, respectively. The number of shares used in the calculation of diluted income (loss) per share of Class B common stock for the fiscal years 1998, 1999 and 2001 are 63,054,000, 53,886,000 and 45,384,000, respectively. These shares used for the calculation of diluted income (loss) per share for the fiscal years 1998, 1999 and 2001 consist of the weighted average common shares outstanding for each class of common stock and potential common shares reflecting the effect of dilutive stock options of 1,221,000, 818,000 and 1,160,000, respectively, for Class A common stock and 2,442,000, 1,636,000 and 2,320,000, respectively, for Class B common stock, and for the fiscal year 1999 the effect of a dilutive forward purchase obligation for common stock of 110,000 shares of Class A common stock and 220,000 shares of Class B common stock. The shares of Class A common stock for the fiscal years 1999, 2000 and 2001 as reported herein include shares of a former Class B common stock since the former Class B common stock participated in income or losses equally per share with the Class A common stock. See Note 7 for further disclosure of this former Class B common stock.

(5) Reflects certain significant credits recorded during fiscal 1998 as follows: $7,074,000 credited to net income representing (1) $3,067,000 included in the income from operations of the discontinued businesses consisting of $5,016,000 of gain on sale of businesses less $1,949,000 of related income taxes and (2) $4,007,000 of gain on disposal of discontinued operations.

(6) Reflects certain significant charges and credits recorded during fiscal 1999 as follows: $2,126,000 charged to operating profit representing a capital structure reorganization related charge related to equitable adjustments made to the terms of outstanding stock options for stock of a former subsidiary held by corporate employees; $1,425,000 charged to income from continuing operations before income taxes and minority interests representing (1) the aforementioned $2,126,000 charged to operating profit and (2) a $2,351,000 charge from the early extinguishment of debt, both less $3,052,000 of reversal of excess interest expense accruals for interest due the Internal Revenue Service, which we refer to as the 'IRS,' in connection with the completion of their examinations of our Federal income tax returns for prior years; $4,262,000 credited to income from continuing operations representing $5,127,000 of release of excess reserves for income taxes in connection with the completion of IRS examinations of our Federal income tax returns less the aforementioned $1,425,000 charged to income from continuing operations before income taxes and minority interests plus $560,000 of related income tax benefit; and $3,897,000 credited to net income representing (1) the aforementioned $4,262,000 credited to income from continuing operations and (2) $15,102,000 of gain on disposal of discontinued operations, both less $15,467,000 of charges reported in loss from operations of the discontinued businesses consisting of (a) a $16,757,000 charge from the early extinguishment of debt, (b) a $3,348,000 capital structure reorganization related charge, similar to the charge in continuing operations, relating to option holders who were employees of the sold businesses, (c) $411,000 of provision for interest due the IRS in connection with the completion of their examination of our Federal income tax returns, all less $7,651,000 of related income tax benefit and (d) $2,602,000 of provision for income taxes in connection with the completion of IRS examinations of our Federal income tax returns.

(7) In fiscal 1999 we repurchased for treasury 3,805,015 shares of our Class A common stock and 1,999,208 shares of our formerly outstanding Class B common stock for an aggregate $117,160,000 and recorded a forward purchase obligation for two future purchases of the former Class B common stock that occurred on August 10, 2000 and on August 10, 2001 for $42,343,000 and $43,843,000, respectively. The 3,805,015 shares of Class A common stock are before a stock distribution on September 4, 2003 of two shares of a newly-issued series of the Company's previously authorized Class B common stock for each issued share of the Company's Class A common stock. These transactions resulted in a $203,346,000 reduction to stockholders' equity in fiscal 1999 resulting in a stockholders' deficit as of January 2, 2000 and reductions of 3,376,000, 2,038,000, 1,994,000 and 1,214,000 shares in the reported weighted-average Class A common shares outstanding, respectively, in fiscal years 1999, 2000, 2001 and 2002 and 6,752,000, 4,076,000, 3,988,000 and 2,428,000 shares in the reported weighted-average Class B common shares outstanding, respectively, in fiscal years 1999, 2000, 2001 and 2002.

(8) Reflects certain significant charges and credits recorded during fiscal 2000 as follows: $36,432,000 charged to operating loss and income from continuing operations before income taxes and minority interests representing (1) a $26,010,000 charge for capital market transaction related compensation and (2) a $10,422,000 charge resulting from our repurchase of 1,045,834 shares of our Class A common stock from certain of our officers and a director within six months after exercise of the related stock options by the officers and director included in selling, general and administrative; $32,914,000 charged to loss from continuing operations representing the aforementioned $36,432,000 less $3,518,000 of related income tax benefit; and $427,352,000 credited to net income representing $460,266,000 of the then estimated gain on disposal of our former beverage businesses credited to income from discontinued operations, net of a $20,680,000 after tax charge from the early extinguishment of debt, less the aforementioned $32,914,000 charged to loss from continuing operations.

(9) The increase in stockholders' equity during fiscal 2000 principally reflects net income of $441,241,000 which includes a gain on disposal of discontinued operations of $460,266,000.

(10) Reflects certain significant credits recorded during fiscal 2001 as follows: $5,000,000 credited to selling, general and administrative, operating profit and income from continuing operations before income taxes and minority interests representing the receipt of a $5,000,000 note receivable from our Chairman and Chief Executive Officer and our President and Chief Operating Officer received in connection with the settlement of a class action lawsuit involving certain awards of compensation to those executives; $3,200,000 credited to income from continuing operations representing the aforementioned $5,000,000 less $1,800,000 of related income tax expense; and $46,650,000 credited to net income representing the aforementioned $3,200,000 credited to income from continuing operations and $43,450,000 of additional gain on disposal of our beverage businesses.

(11) Reflects a significant credit recorded during fiscal 2002 as follows:
     $11,100,000 credited to net income representing adjustments to the previously recognized gain on disposal of our beverage businesses due to the release of reserves for income taxes associated with the discontinued beverage operations in connection with the receipt of related income tax refunds.

(12) Reflects a significant charge in the fiscal 2002 pro forma data as follows:
     $6,403,000 charged to selling, general and administrative, operating profit and loss from continuing operations before income taxes and minority interests representing expenses incurred by Sybra, Inc., which we acquired on December 27, 2002, directly relating to its bankruptcy proceedings, principally for legal fees and, to a much lesser extent, for other professional fees; and $3,931,000 charged to loss from continuing operations representing the aforementioned $6,403,000 less $2,472,000 of related income tax benefit.

(13) Our consolidated results of operations for the nine-month period ended September 28, 2003 include the results of Sybra, but our consolidated results for the nine-month period ended September 29, 2002 do not include the results of Sybra. Our consolidated results of operations for the nine-month period ended September 29, 2002 include royalties from Sybra of $5,470,000, whereas the royalties from Sybra of $5,226,000 for the nine-month period ended September 28, 2003 were eliminated in consolidation.

                                   THE NOTES

Aggregate Principal Amount
Offered..............................  $175,000,000 aggregate principal amount of 5% Convertible
                                       Notes due 2023.

Maturity Date........................  May 15, 2023.

Interest.............................  5% per annum on the principal amount, payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning November 15, 2003.

Ranking..............................  The notes are our general unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated
                                       indebtedness. The notes rank junior to all of our existing and future secured obligations to the extent of the value of the collateral securing such obligations. As of September 28,
                                       2003 we had total secured indebtedness of approximately
                                       $16 million. The notes are also effectively subordinated to all liabilities of our subsidiaries. As of September 28, 2003 our subsidiaries had total liabilities of approximately
                                       $422 million, not including contingent liabilities and
                                       intercompany indebtedness.

Conversion...........................  You may convert the notes into shares of our Class A common stock and Class B common stock at a conversion rate of 25
                                       shares of Class A common stock and 50 shares of Class B
                                       common stock per $1,000 principal amount of notes (equal to an initial conversion price of $40 for every one share of
                                       Class A common stock and two shares of Class B common
                                       stock), subject to adjustment, prior to the close of business on the final maturity date, under any of the following
                                       circumstances:


                                       o    during any fiscal quarter commencing after June 29,
                                            2003, if the closing sale price of our Class A common
                                            stock exceeds 120% of the conversion price for at least
                                            20 trading days in the 30 consecutive trading days
                                            ending on the last trading day of the preceding fiscal
                                            quarter; or

                                       o    during any fiscal quarter commencing after June 29,
                                            2003, if the combined closing sale price of one share of
                                            our Class A common stock and two shares of our Class B
                                            common stock exceeds 120% of the conversion price for at
                                            least 20 trading days in the 30 consecutive trading days
                                            ending on the last trading day of the preceding fiscal
                                            quarter; or

                                       o    during the five business day period after any ten
                                            consecutive trading day period in which the trading
                                            price per $1,000 principal amount of notes for each day
                                            of that period was less than 95% of the product of the
                                            closing sale price of our Class A common stock and the
                                            number of shares of Class A common stock issuable upon
                                            conversion of $1,000 principal amount of notes; or

                                       o    during the five business day period after any ten
                                            consecutive trading day period in which the trading
                                            price per $1,000 principal amount of notes for each day
                                            of that period was less than 95% of the product of the
                                            combined closing sale price of one share of our Class A
                                            common stock and two shares of our Class B common stock
                                            and the number of shares of Class A common stock
                                            issuable upon conversion of $1,000 principal amount of
                                            notes; or

                                       o    if the notes have been called for redemption; or

                                       o    upon the occurrence of specified corporate events
                                            described under 'Description of the Notes.'

                                       Upon conversion, we will have the right to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and Class A common stock. We will have no such right to deliver cash in lieu of shares of our Class B common
                                       stock. If we elect to pay holders cash for their notes, the payment will be based on the applicable stock price (as
                                       defined in this prospectus).

Redemption...........................  We may redeem any of the notes beginning May 20, 2010, by giving you at least 30 days' but not more than 60 days'
                                       notice. We may redeem the notes either in whole or in part at a redemption price of 100% of their principal amount, plus accrued and unpaid interest.

Fundamental Change...................  If a fundamental change (as described under 'Description of the Notes -- Redemption at Option of the Holder Upon a
                                       Fundamental Change') occurs prior to maturity, you may
                                       require us to purchase all or part of your notes at a
                                       redemption price equal to 100% of their principal amount,
                                       plus accrued and unpaid interest. We may elect to pay all or a portion of the purchase price in Class A common stock
                                       instead of cash, subject to certain conditions.

Repurchase at Option of the Holder...  You may require us to repurchase the notes on May 15 of 2010,
                                       2015 and 2020 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest. We may also add additional dates on which you may require us to
                                       repurchase all or a portion of your notes, however we are not obligated to do so. See 'Description of the
                                       Notes -- Repurchase at Option of the Holder.'

Use of Proceeds......................  The selling securityholders will receive all of the net proceeds from the sale of the notes and our Class A common stock and Class B common stock. We will not receive any of the proceeds from the sale of any of these securities.

Registration Rights..................  Pursuant to a registration rights agreement, we have agreed to use reasonable efforts to keep the shelf registration
                                       statement, of which this prospectus is a part, effective
                                       until either of the following has occurred:

                                       o    all of the notes and the underlying Class A common stock
                                            and Class B common stock issuable upon conversion of
                                            such

                                            notes covered by the registration statement have been
                                            sold; or

                                       o    the expiration of the applicable holding period with
                                            respect to the notes and the underlying Class A common
                                            stock and Class B common stock issuable upon conversion
                                            of such notes under Rule 144(k) under the Securities
                                            Act, or any successor provision.

                                       See 'Description of the Notes -- Registration Rights of the
                                       Noteholders.'
New York Stock Exchange Symbol for
  the Class A Common Stock...........  TRY

New York Stock Exchange Symbol for
  the Class B Common Stock...........  TRY.B

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

    OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF THE NOTES, OUR CLASS A COMMON STOCK AND OUR CLASS B COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

RISKS RELATED TO OUR COMPANY

    A SUBSTANTIAL AMOUNT OF OUR SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK ARE CONCENTRATED IN THE HANDS OF CERTAIN STOCKHOLDERS.

    DWG Acquisition Group, L.P. owns directly or indirectly approximately 27.1% of our outstanding Class A common stock, 27.1% of our Class B common stock and 27.1% of our voting power as of November 20, 2003. Messrs. Peltz and May, as the sole general partners of DWG Acquisition, beneficially own all of the Class A common stock and Class B common stock owned by DWG Acquisition. In addition, Messrs. Peltz and May each individually beneficially own certain additional shares of Class A common stock and Class B common stock which, when combined with the shares owned through DWG Acquisition, collectively constituted approximately 45.3% of our Class A common stock, 45.3% of our Class B common stock and 45.3% of our voting power as of November 20, 2003.

    As a result of their beneficial ownership, Messrs. Peltz and May are able to exercise substantial influence over the election of members of our board of directors and the outcome of corporate actions requiring majority stockholder approval, including mergers, consolidations and the sale of all or substantially all of our assets, and may be in a position to prevent or cause a change in control of us. In addition, to the extent we issue additional Class B common stock for acquisitions, financings or compensation purposes, such issuances would not proportionally dilute the voting power of existing stockholders, including Messrs. Peltz and May.

    OUR SUCCESS DEPENDS SUBSTANTIALLY UPON THE CONTINUED RETENTION OF CERTAIN KEY PERSONNEL.

    We believe that our success has been and will continue to be dependent to a significant extent upon the efforts and abilities of our senior management team. The failure by us to retain members of our senior management team could adversely affect our ability to build on the efforts undertaken by its current management to increase the efficiency and profitability of its businesses. Specifically, the loss of Nelson Peltz, our Chairman and Chief Executive Officer, or Peter May, our President and Chief Operating Officer, other senior members of our senior management or the senior management of our subsidiaries could adversely affect us.

    WE HAVE BROAD DISCRETION IN THE USE OF OUR SIGNIFICANT CASH, CASH EQUIVALENTS AND INVESTMENT POSITION.

    At September 28, 2003 we had approximately $776 million of cash, cash equivalents and short-term investments, including restricted cash equivalents. We have not designated any specific use for our significant cash, cash equivalents and investment position. We are evaluating our options to deploy our substantial liquidity through, among other things, acquisitions, additional share repurchases and investments.

    Acquisitions are a key element of our business strategy, but we cannot assure you that we will be able to identify appropriate acquisition targets in the future and that we will be able to successfully integrate any future acquisitions into our existing operations.

    Acquisitions involve numerous risks, including difficulties assimilating new operations and products. In addition, acquisitions may require significant management time and capital resources. We cannot assure you that we will have access to the capital required to finance potential acquisitions on satisfactory terms, that any acquisition would result in long-term benefits to us or that management would be able to manage effectively the resulting business. Future acquisitions are likely to result in the incurrence of additional indebtedness or the issuance of additional equity securities.

    WE MAY HAVE TO TAKE ACTIONS THAT WE WOULD NOT OTHERWISE TAKE SO AS NOT TO BE DEEMED AN 'INVESTMENT COMPANY.'

    The Investment Company Act of 1940, as amended (the '1940 Act'), requires the registration of, and imposes various restrictions on, companies that do not meet certain financial tests regarding the composition of their assets and source of income. A company may be deemed to be an investment company if it owns 'investment securities' with a value exceeding 40% of its total assets (excluding government securities and cash items) on an unconsolidated basis or if more than 45% of the value of its total assets consists of, or more than 45% of its net after-tax income/loss is derived from, securities of companies it does not control. Our acquisition strategy may require us to take actions that we would not otherwise take so as not to be deemed an 'investment company' under the 1940 Act. Investment companies are subject to registration under, and compliance with, the 1940 Act unless a particular exclusion or safe harbor provision applies. Presently, the total amount of investment securities that we hold is substantially less than 40% of our total assets and substantially less than 45% of our total assets consist of, and substantially less than 45% of our net after-tax income/loss is derived from, securities of companies we do not control. If in the future we were to be deemed an investment company, we would become subject to the requirements of the 1940 Act. We intend to make acquisitions and other investments in a manner so as not to be deemed an investment company. As a result, we may forego investments that we might otherwise make or retain or dispose of investments or assets that we might otherwise sell or hold.

    IN THE FUTURE WE MAY HAVE TO TAKE ACTIONS THAT WE WOULD NOT OTHERWISE TAKE SO AS NOT TO BE SUBJECT TO TAX AS A 'PERSONAL HOLDING COMPANY.'

    If at any time during the last half of our taxable year, five or fewer individuals own or are deemed to own more than 50% of the total value of our shares and if during such taxable year we receive 60% or more of our gross income from specified passive sources, we would be classified as a 'personal holding company' for the U.S. federal income tax purposes. If this were the case, we would be subject to additional taxes at the rate of 15% on a portion of our income, to the extent this income is not distributed to shareholders. We do not currently expect to have any liability for tax under the personal holding company rules in 2003. However, we cannot assure you that we will not become liable for such tax in the future. Because we do not wish to be classified as a personal holding company or to incur any personal holding company tax, we may be required in the future to take actions that we would not otherwise take. These actions may influence our strategic and business decisions, including causing us to conduct our business and acquire or dispose of investments differently than we otherwise would.

    OUR SUBSIDIARIES ARE SUBJECT TO VARIOUS RESTRICTIONS, AND SUBSTANTIALLY ALL OF THEIR ASSETS ARE PLEDGED UNDER CERTAIN DEBT AGREEMENTS.

    Under our subsidiaries' debt agreements, substantially all of our subsidiaries' assets, other than cash, cash equivalents and short-term investments, are pledged as collateral security. The indenture relating to the notes issued in the Arby's securitization and the agreements relating to debt issued by Sybra contain financial covenants that, among other things, require Arby's Franchise Trust (the borrower in the Arby's securitization) and Sybra, as applicable, to maintain certain financial ratios and restrict their ability to incur debt, enter into certain fundamental transactions (including sales of all or substantially all of their assets and certain mergers and consolidations) and create or permit liens. If either Arby's Franchise Trust or Sybra is unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments of interest or principal under, or is unable to comply with covenants of, its respective debt agreements, it would be in default under the terms of such agreements which would, under certain circumstances, permit the insurer of the notes issued in the Arby's securitization or the lenders to Sybra, as applicable, to accelerate the maturity of the balance of its indebtedness.

    ARBY'S IS DEPENDENT ON RESTAURANT REVENUES AND OPENINGS.

    Franchise royalties and fees comprise a significant portion of our revenues and earnings and the results of our restaurant business are highly dependent on the gross revenues of Arby's franchisees' restaurants. Additionally, as a result of the acquisition of Sybra, we derive revenues and earnings from restaurant operations. Accordingly, the number of Arby's restaurants that we and Arby's franchisees operate is important to us. It is possible that interruptions in the distribution of supplies to Arby's restaurants could adversely affect sales at company-owned restaurants and result in a decline in royalty fees that we receive from Arby's franchisees.

    THE NUMBER OF ARBY'S RESTAURANTS THAT OPEN MAY NOT MEET EXPECTATIONS.

    Numerous factors beyond our control affect restaurant openings. These factors include the ability of potential restaurant owners to obtain financing, locate appropriate sites for restaurants and obtain all necessary state and local construction, occupancy and other permits and approvals. Although as of September 28, 2003, franchisees had signed commitments to open approximately 524 Arby's restaurants and have made or are required to make non-refundable deposits of $10,000 per restaurant, we cannot assure you that these commitments will result in open restaurants. In addition, we cannot assure you that our franchisees will successfully develop and operate their restaurants in a manner consistent with our standards.

    ARBY'S FRANCHISE REVENUES DEPEND, TO A SIGNIFICANT EXTENT, ON ITS LARGEST FRANCHISEE AND A DECLINE IN ITS REVENUE MAY INDIRECTLY ADVERSELY AFFECT US.

    During 2002, Arby's received approximately 27% of its royalties and franchise and related fees from RTM Restaurant Group, Inc. ('RTM') (which as of September 28, 2003, operated 787 Arby's restaurants). Arby's revenues could materially decline from their present levels if RTM suffered a significant decline in its business.

    COMPETITION FROM RESTAURANT COMPANIES COULD ADVERSELY AFFECT US.

    The business sectors in which owned and franchised Arby's restaurants compete are highly competitive with respect to, among other things, price, food quality and presentation, service, location, and the nature and condition of the financed business unit/location, and are affected by changes in tastes and eating habits, local, regional and national economic conditions and population and traffic patterns. Arby's restaurants compete with a variety of locally-owned restaurants, as well as competitive regional and national chains and franchises. Moreover, new companies may enter our market areas and target our sales audience. Such competition may have, among other things, lower operating costs, lower debt service requirements, better locations, better facilities, better management, more effective marketing and more efficient operations. All such competition may adversely affect our revenues and profits and those of our owned and franchised restaurants and could adversely affect the ability of our franchisees to make franchise payments to us. Furthermore, we and our franchisees face competition for competent employees and high levels of employee turnover, which also can have an adverse effect on our operations and revenues and those of our franchisees as well as on our franchisees' abilities to make franchise payments to us.

Many of Arby's competitors have substantially greater financial, marketing, personnel and other resources than Arby's which may give them a competitive advantage. Accordingly, we cannot assure you that the level of gross revenues of company-owned restaurants and of restaurants owned by Arby's franchisees, upon which our royalty fees are dependent, will continue.

    CHANGES IN CONSUMER TASTES AND PREFERENCES AND IN SPENDING AND DEMOGRAPHIC PATTERNS, AS WELL AS HEALTH AND SAFETY CONCERNS ABOUT FOOD QUALITY, COULD RESULT IN A LOSS OF CUSTOMERS AND REDUCE THE ROYALTIES THAT WE RECEIVE.

    The quick service restaurant industry is often affected by changes in consumer tastes, national, regional and local economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing restaurants. Consumer preferences could also be affected by health or safety concerns with respect to the consumption of beef, french fries or other foods or with respect to the effects of food borne illnesses. As is generally the case in the restaurant franchise business, we and our franchisees may, from time to time, be the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may harm the reputation of Arby's restaurants, even if the allegations are not valid, we are not found liable or those concerns relate only to a single restaurant or a limited number of restaurants. Moreover, complaints, litigation or adverse publicity experienced by one or more of our franchisees could also adversely affect our business as a whole. If our owned and franchised restaurants are unable to adapt to changes in consumer preferences and trends, or we have adverse publicity due to any of these concerns, we and our franchisees may lose customers and the resulting revenues from company-owned restaurants and the royalties that Arby's receives from its franchisees may decline.

    WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD HARM THE VALUE OF OUR BRANDS AND ADVERSELY AFFECT OUR BUSINESS.

    Our intellectual property is material to the conduct of our business. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brands and other intellectual property. The success of our business strategy depends, in part, on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the Internet, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands to achieve and maintain market acceptance.

    We franchise our restaurant brands to various franchisees. While we try to ensure that the quality of our brands is maintained by all of our franchisees, we cannot assure you that these franchisees will not take actions that adversely affect the value of our intellectual property or the reputation of the Arby's restaurant system. We have registered certain trademarks and have other trademark registrations pending in the U.S. and certain foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries outside of the United States in which we do business and may never be registered in all of these countries.

    We cannot assure you that all of the steps we have taken to protect our intellectual property in the U.S. and foreign countries will be adequate. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the U.S.

    WE, AND SOME OF OUR SUBSIDIARIES, REMAIN CONTINGENTLY LIABLE WITH RESPECT TO CERTAIN OBLIGATIONS RELATING TO BUSINESSES THAT WE HAVE SOLD.

    In 1997 we sold all of our then company-owned Arby's restaurants to subsidiaries of RTM, Arby's largest franchisee. In connection with the sale, an aggregate of approximately $55 million of mortgage and equipment notes were assumed by subsidiaries of RTM, of which approximately $41 million remained outstanding at September 28, 2003. RTM has guaranteed the payment of these notes by its subsidiaries. Notwithstanding the assumption of this debt and guaranty, we remain contingently liable as a guarantor of the notes. In addition, the subsidiaries of RTM also assumed substantially all of the lease obligations relating to the purchased restaurants (which aggregate a maximum of approximately $60 million at September 28, 2003) and RTM has indemnified us for any losses we might incur with respect to such leases. Notwithstanding such assumption, Arby's and its subsidiaries remain contingently liable if RTM's subsidiaries fail to make the required payments under those notes and leases.

    In addition, in July 1999, we sold 41.7% of our then remaining 42.7% interest in National Propane Partners, L.P. and a sub-partnership, National Propane, L.P. to Columbia Energy Group, and retained less than a 1% special limited partner interest in AmeriGas Eagle Propane, L.P. (formerly known as National Propane, L.P. and as Columbia Propane, L.P.). As part of the transaction, our subsidiary, National Propane Corporation, agreed that while it remains a special limited partner of AmeriGas, it would indemnify the owner of AmeriGas for any payments the owner makes under certain debt of AmeriGas (aggregating approximately $138 million as of September 28, 2003), if AmeriGas is unable to repay or refinance such debt, but only after recourse to the assets of AmeriGas. Either National Propane Corporation or AmeriGas Propane, L.P., the owner of AmeriGas, may require AmeriGas to repurchase the special limited partner interest. However, we believe it is unlikely that either party would require repurchase prior to 2009 as either AmeriGas Propane, L.P. would owe us tax indemnification payments or we would accelerate payment of deferred taxes, which amount to approximately $40 million as of September 28, 2003, associated with our sale of the propane business.

    Although we believe that it is unlikely that we will be called upon to make any payments under the guaranty, leases or indemnification described above, if we were required to make such payments it could have a material adverse effect on our financial position and results of operations.

    CHANGES IN GOVERNMENTAL REGULATION MAY ADVERSELY AFFECT OUR ABILITY TO OPEN NEW RESTAURANTS OR OTHERWISE ADVERSELY AFFECT OUR EXISTING AND FUTURE OPERATIONS AND RESULTS.

    Each Arby's restaurant is subject to licensing and regulation by health, sanitation, safety and other agencies in the state and/or municipality in which the restaurant is located. There can be no assurance that we, or our franchisees, will not experience material difficulties or failures in obtaining the necessary licenses or approvals for new restaurants which could delay the opening of such restaurants in the future. In addition, more stringent and varied requirements of local and tax governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations. We, and our franchisees, are also subject to the Fair Labor Standards Act which governs such matters as minimum wages, overtime and other working conditions, along with the Americans with Disabilities Act, family leave mandates and a variety of other laws enacted by the states that govern these and other employment law matters. We cannot predict the amount of future expenditures which may be required in order to permit our company owned restaurants to comply with any changes in existing regulations or to comply with any future regulations that may become applicable to our business.

    Certain of our current and past operations are or have been subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, in certain cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of such hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Although we believe that our operations comply in all material respects with all applicable environmental laws and regulations, we cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. We cannot predict the amount of future expenditures which may be required in order to comply with any environmental laws or regulations or to satisfy any such claims.

    OUR CERTIFICATE OF INCORPORATION CONTAINS CERTAIN ANTI-TAKEOVER PROVISIONS AND PERMITS OUR BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL.

    Certain provisions in our certificate of incorporation are intended to discourage or delay a hostile takeover of control of us. These are summarized in detail under the caption 'Description of Our Capital Stock -- Certain Anti-Takeover Provisions.'

    Our certificate of incorporation, authorizes the issuance of shares of 'blank check' preferred stock, which will have such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power and other rights of the holders of our Class A common stock and Class B common stock. The preferred stock could be used to discourage, delay or prevent a change in control of us which is determined by our board of directors to be undesirable. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

RISKS RELATING TO THE NOTES, CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    WE ARE A HOLDING COMPANY AND DEPEND ON DIVIDENDS OF AND DISTRIBUTIONS FROM OUR SUBSIDIARIES AND OUR CASH OR CASH EQUIVALENTS TO MEET OUR OBLIGATIONS, INCLUDING OUR OBLIGATIONS UNDER THE NOTES.

    Because we are a holding company, our ability to service debt, including the notes, and pay dividends, including dividends on our Class A common stock and Class B common stock, is dependent upon our cash, cash equivalents and short-term investments on hand, cash flows from our subsidiaries, including loans, cash dividends and reimbursement by subsidiaries to us in connection with providing certain management services and payments by subsidiaries under certain tax sharing agreements. Before giving effect to the initial issuance of the notes, the cash flow from our subsidiaries is inadequate to cover all of the expenses of our holding company. Accordingly, we will need to use our cash and cash equivalents or income from other investments we may make to pay interest and principal on the notes.

    Under the terms of the indenture relating to the notes issued in the Arby's securitization and the agreements relating to debt issued by Sybra, there are restrictions on the ability of certain of our subsidiaries to pay dividends and/or make loans or advances to us. The ability of any of our subsidiaries to pay cash dividends and/or make loans or advances to us is also dependent upon the respective abilities of such entities to achieve sufficient cash flows after satisfying their respective cash requirements, including debt service, to enable the payment of such dividends or the making of such loans or advances. In addition, in connection with the December 2002 acquisition of Sybra, we agreed that Sybra would not pay dividends to us for a period of two years from the closing.

    THE NOTES ARE STRUCTURALLY SUBORDINATED TO ALL EXISTING AND FUTURE LIABILITIES OF OUR SUBSIDIARIES.

    The notes are not obligations of our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes. All amounts due on the notes will be structurally subordinated to all obligations and liabilities of our subsidiaries. As of September 28, 2003, our subsidiaries had total liabilities of approximately $422 million, not including contingent liabilities or intercompany indebtedness. The indenture relating to the notes does not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock.

    AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

    There is currently no public market for the notes and no active trading market might ever develop. The notes may trade at a discount from their principal amount at maturity, depending on prevailing interest rates, the market for similar securities, the price of our shares of Class A common stock and Class B common stock, our performance and other factors.

    WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE FUNDAMENTAL CHANGE REPURCHASE OPTION OR THE REPURCHASE AT THE OPTION OF THE HOLDER PROVISION IN THE NOTES.

    Upon the occurrence of specific kinds of fundamental change events and on the May 15, 2010, 2015 and 2020 purchase dates, we may be required to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of notes in cash or that restrictions in our debt instruments will not allow such repurchases. Under the notes, we may pay the purchase price described above in the case of a fundamental change, in shares of Class A common stock or, under certain circumstances, capital stock of our successor. Our Class A common stock no longer being publicly traded would constitute a 'fundamental change' under the indenture governing the notes.

    THE HOLDERS OF OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK MAY EXPERIENCE A DILUTION IN THE VALUE OF THEIR EQUITY INTEREST AS A RESULT OF THE ISSUANCE AND SALE OF ADDITIONAL SHARES OF OUR CLASS A COMMON STOCK OR CLASS B COMMON STOCK.

    We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current securityholders will be reduced and the new equity securities may have rights senior to those of the Class A common stock and Class B common stock issuable upon conversion of the notes. This dilution could be significant depending upon the type of financing obtained and the terms of such financing.

    SHARES OF OUR CLASS A COMMON STOCK OR CLASS B COMMON STOCK ELIGIBLE FOR PUBLIC SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

    The market price of our Class A common stock and Class B common stock could decline as a result of sales of a large number of shares in the market in the future or market perception that such sales could occur, including sales or distributions of shares by one or more of our large stockholders or by our controlling stockholder. These factors could also make it more difficult for us to raise funds through offerings of equity securities in the future at a time and at a price that we deem appropriate. As of October 31, 2003 there were 19,748,609 shares of our Class A common stock and 39,497,218 shares of our Class B common stock outstanding. All of the shares of Class A common stock and Class B common stock are freely transferable without restriction or further registration under the federal securities laws, except for any shares held by our affiliates, sales of which will be limited by Rule 144 under the Securities Act absent registration under the Securities Act.

    WE HAVE OUTSTANDING A SUBSTANTIAL AMOUNT OF STOCK OPTIONS EXERCISABLE INTO OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

    As of September 28, 2003 we had outstanding options to purchase 7,772,155 shares of our Class A common stock and 15,544,310 shares of Class B common stock under our equity participation plans for our directors, officers, key employees and consultants and had approximately 4,972,791 million shares of Class A common stock and 9,945,582 shares of Class B common stock available for future grant. The exercise of outstanding options or the future issuance of options (and the exercise of such options) or restricted stock will dilute the beneficial ownership of holders of our Class A common stock and Class B common stock.

    THE PRICE OF OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK, AND THEREFORE OF THE NOTES, MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY MAKE IT DIFFICULT FOR YOU TO RESELL THE NOTES, OR CLASS A COMMON STOCK AND CLASS B COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES, WHEN YOU WISH OR AT PRICES YOU FIND ATTRACTIVE.

    The price of our Class A common stock and Class B common stock on the New York Stock Exchange constantly changes. We expect that the market price of our Class A common stock and Class B common stock will continue to fluctuate. Because the notes are convertible into our Class A common stock and Class B common stock, volatility or depressed prices for our Class A common stock or Class B common stock could have a similar effect on the trading price of the notes. Holders who have received Class A common stock and Class B common stock upon conversion will also be subject to the risk of volatility and depressed prices.

    Our stock prices can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

    o significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

    o failure to integrate our acquisitions or realize anticipated benefits from our acquisitions;

    o competition, including pricing pressures, the potential impact of competitors' new units on sales by Arby's restaurants and consumers' perceptions of the relative quality, variety and value of the food products offered;

    o     market acceptance of new product offerings;

    o     new product and concept development by competitors;

    o     changing trends in consumer tastes and preferences
          (including changes resulting from health or safety concerns with respect to the consumption of beef, french fries or other foods or the effects of food-borne illnesses) and in spending and demographic patterns;

    o the ability of franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

    o     delays in opening new restaurants or completing remodels;

    o anticipated and unanticipated restaurant closures by us and our franchisees;

    o availability of qualified personnel to us and to our franchisees;

    o     changes in government regulations;

    o     changes in applicable accounting policies and practices; and

    o geopolitical conditions such as acts or threats of terrorism or military conflicts.

    General market fluctuations, industry factors and economic conditions, such as economic slowdowns, recessions or interest rate changes, also could cause our stock price to fluctuate. See 'Forward-Looking Statements.'

    In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our Class A common stock and Class B common stock.

    THE NOTES DO NOT RESTRICT OUR ABILITY TO INCUR ADDITIONAL DEBT OR TO TAKE OTHER ACTIONS THAT COULD NEGATIVELY IMPACT HOLDERS OF THE NOTES.

    We are not restricted under the terms of the notes from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements contained in this prospectus or incorporated by reference into this prospectus are 'forward-looking statements' that involve risks, uncertainties and assumptions with respect to us, including some statements concerning the transactions described in this prospectus, future results, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. You can find many (but not all) of these statements by looking for words like 'will,' 'may,' 'believes,' 'expects,' 'anticipates,' 'forecast,' 'future,' 'intends,' 'plans' and 'estimates' and for similar expressions.

    These forward-looking statements are based on our current expectations, speak only as of the date of this prospectus and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe-harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained in this prospectus. Such factors include, but are not limited to, the following:

    o Competition, including pricing pressures, the potential impact of competitors' new units on sales by Arby's restaurants and consumers' perceptions of the relative quality, variety and value of the food products offered;

    o     Success of operating initiatives;

    o     Development and operating costs;

    o     Advertising and promotional efforts;

    o     Brand awareness;

    o     The existence or absence of positive or adverse publicity;

    o     Market acceptance of new product offerings;

    o     New product and concept development by competitors;

    o     Changing trends in consumer tastes and preferences
          (including changes resulting from health or safety concerns with respect to the consumption of beef, french fries or other foods or the effects of food-borne illnesses) and in spending and demographic patterns;

    o     The business and financial viability of key franchisees;

    o Availability, location and terms of sites for restaurant development by us and our franchisees;

    o The ability of franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

    o     Delays in opening new restaurants or completing remodels;

    o Anticipated and unanticipated restaurant closures by us and our franchisees;

    o The ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants;

    o     Changes in business strategy or development plans;

    o     Quality of our and our franchisees' management;

    o     Availability, terms and deployment of capital;

    o Business abilities and judgment of our and our franchisees' personnel;

    o Availability of qualified personnel to us and to our franchisees;

    o     Labor and employee benefit costs;

    o Availability and cost of energy, raw materials, ingredients, commodities (including beef) and supplies;

    o The potential impact that interruptions in the distribution of supplies of food and other products to Arby's restaurants could have on sales at our restaurants and the royalties that we receive from franchisees;

    o Availability and cost of workers' compensation and general liability premiums and claims experience;

    o Changes in national, regional and local economic, business or political conditions in the countries and other territories in which we and our franchisees operate;

    o Changes in government regulations, including franchising laws, accounting standards, environmental laws, minimum wage rates and taxation requirements;

    o     Changes in applicable accounting policies and practices;

    o The costs, uncertainties and other effects of legal, environmental and administrative proceedings;

    o The impact of general economic conditions on consumer spending, including a slower consumer economy, and the effects of war or terrorist activities;

    o     Adverse weather conditions;

    o Our ability to identify appropriate acquisition targets in the future and to successfully integrate any future acquisitions into our existing operations; and

    o Other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the SEC, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

    We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges or the amounts by which our earnings were insufficient to cover fixed charges for the periods indicated:

                                                        HISTORICAL                              PRO FORMA
                              ---------------------------------------------------------------   ---------
                                                              YEAR ENDED
                              ---------------------------------------------------------------------------
                                                                                         DECEMBER 29,
                              JANUARY 3,   JANUARY 2,   DECEMBER 31,   DECEMBER 30,   -------------------
                                 1999         2000          2000           2001        2002       2002
                                 ----         ----          ----           ----        ----       ----
                                                     (IN THOUSANDS EXCEPT RATIOS)
Ratio of earnings to fixed
  charges...................     1.51         7.09          1.78           1.55
                                 ----         ----          ----           ----
                                 ----         ----          ----           ----
Amount by which earnings
  were insufficient to cover
  fixed charges.............                                                          $16,940    $36,046
                                                                                      -------    -------
                                                                                      -------    -------

    The following table sets forth the amounts by which our earnings were insufficient to cover fixed charges for the periods indicated:

                  HISTORICAL                       PRO FORMA
        -------------------------------            ---------
                         NINE MONTHS ENDED
        ----------------------------------------------------
                                        SEPTEMBER 28,
        SEPTEMBER 29,            ---------------------------
            2002                  2003               2003
            ----                  ----               ----
                           (IN THOUSANDS)
           $16,294               $3,055             $ 6,787
           -------               ------             -------
           -------               ------             -------

    The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) from continuing operations before income taxes and minority interests, as adjusted, plus fixed charges. Income (loss) from continuing operations before income taxes and minority interests has been adjusted to exclude equity in earnings (losses) of equity investees and to include any distributions of earnings from equity investees. Fixed charges consist of
(i) interest on all indebtedness, including amortization of deferred financing costs and original issue discount relating to outstanding long-term debt, and
(ii) the interest component of rental payments, which is deemed for this purpose to be approximately one-third of rent expense.

                                USE OF PROCEEDS

    The selling securityholders will receive all of the net proceeds from the sale of the notes and our Class A common stock and Class B common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of any of these securities.

          PRICE RANGE OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    On August 11, 2003, our board of directors created out of our authorized but unissued shares of Class B common stock, par value $.10 per share, the Class B common stock and declared the Stock Dividend, consisting of two shares of Class B common stock for each share of Class A common stock outstanding as of the close of business on the August 21, 2003 record date. The Stock Dividend was paid on September 4, 2003 to holders of record of the Class A common stock at the close of business on the record date.

    As a result of the Stock Dividend, holders of the notes will be entitled to receive upon conversion of the notes, in addition to shares of Class A common stock, the number of shares of Class B common stock that the holder would have been entitled to receive had the holder converted its notes immediately prior to the record date for the Stock Dividend. We have reserved an aggregate of 8,750,000 shares of Class B common stock for delivery to the holders of the notes upon conversion thereof. See 'Description of the Notes -- Conversion of Notes.'

    Our Class A common stock is traded on the NYSE under the ticker symbol 'TRY.' The high and low of our Class A common stock sales prices for the periods indicated, after giving effect to the Stock Dividend, were as follows:

                                                               HIGH     LOW
                                                              ------   ------
FISCAL 2003
    First Quarter...........................................  $ 8.28   $ 7.38
    Second Quarter..........................................  $ 8.88   $ 7.72
    Third Quarter...........................................  $10.43   $ 8.35
    Fourth Quarter (through December 1, 2003)...............  $12.08   $ 9.60

FISCAL 2002
    First Quarter...........................................  $ 8.45   $ 7.07
    Second Quarter..........................................  $ 8.46   $ 7.81
    Third Quarter...........................................  $ 8.12   $ 6.57
    Fourth Quarter..........................................  $ 8.26   $ 6.48

FISCAL 2001
    First Quarter...........................................  $ 7.84   $ 6.90
    Second Quarter..........................................  $ 7.78   $ 7.03
    Third Quarter...........................................  $ 7.81   $ 6.42
    Fourth Quarter..........................................  $ 7.39   $ 6.60

    As of November 20, 2003, there were approximately 3,524 holders of record of our Class A common stock 3,477 and holders of record of our Class B common stock, in each case including nominees for an indeterminate number of beneficial owners.

    Our Class B common stock began trading regular way on the NYSE on September 4, 2003 under the ticker symbol 'TRY.B.' The high and low of our Class B common stock sales prices for the periods indicated were as follows:

                                                               HIGH     LOW
                                                               ----     ---
FISCAL 2003
    Third Quarter (beginning September 4, 2003).............  $11.50   $10.18
    Fourth Quarter (through December 1, 2003)...............  $12.28   $10.10

                                DIVIDEND POLICY

    We did not pay any dividends on our Class A common stock in 2001 or 2002. On August 11, 2003, our board of directors declared an initial regular quarterly cash dividend of $0.065 per share on the Class A common stock and $0.075 per share on the Class B common stock, which were paid on September 25, 2003 to stockholders of record at the close of business on September 15, 2003. As a result, each stockholder holding one share of Class A common stock and two shares of Class B common stock on September 15, 2003 received a combined cash dividend of $0.215 on such shares on September 25, 2003. On November 20, 2003, our board of directors declared a regular quarterly cash dividend of $0.065 per share on the Class A common stock and $0.075 per share on the Class B common stock, which are to be paid on December 16, 2003 to stockholders of record at the close of business on December 2, 2003.

    The declaration of future dividends is subject to the discretion of our board of directors, which may from time to time review whether to declare dividends in light of all of the then existing relevant facts and circumstances. While we currently expect that our board of directors will continue to declare and pay quarterly cash dividends, there can be no assurance that such dividends will be declared or paid in any subsequent quarters, or of the amount or timing of such dividends, if any.

    In addition, under the terms of the indenture relating to the indebtedness issued in the Arby's securitization and the agreements relating to debt issued by Sybra, there are restrictions on the ability of certain of our subsidiaries to pay dividends or advances to us. The ability of any of our subsidiaries to pay cash dividends or advances to us is also dependent upon the respective abilities of such entities to achieve sufficient cash flows after satisfying their respective cash requirements, including debt service, to enable the payment of such dividends or the making of such loans or advances. See 'Risk Factors -- Risks Relating to the Notes, our Class A Common Stock and Class B common stock -- We are a holding company and depend on dividends of and distributions from our subsidiaries and our cash and cash equivalents to meet our obligations, including our obligations under the notes.'

                                 CAPITALIZATION

    Our unaudited consolidated capitalization as of September 28, 2003 in the following table is derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, which is incorporated by reference in this prospectus. You should read all of this information in conjunction with those condensed consolidated financial statements and other financial information included in or incorporated by reference in this prospectus.

                                                              SEPTEMBER 28,
                                                                   2003
                                                              --------------
                                                              (IN THOUSANDS)
Current portion of long-term debt...........................     $ 35,102
                                                                 --------
Non-current portion of long-term debt:
    7.44% insured securitization notes having expected
      repayments through 2011, net of unamortized original
      issue discount of $27,000.............................      217,576
    5% Convertible Notes due 2023 redeemable at our option
      commencing May 20, 2010 and at the option of the
      holders on May 15, 2010, 2015 and 2020................      175,000
    Leasehold notes due through 2021........................       65,981
    Secured bank term loan due through 2008.................       12,640
    8.95% secured promissory note due through 2006..........        9,952
    Equipment notes due through 2009........................        4,031
    Mortgage notes due through 2018.........................        3,106
    Mortgage notes related to restaurants sold in 1997 due
      through 2016..........................................        2,386
    Capitalized lease obligations...........................        1,242
    Other...................................................          391
                                                                 --------
        Total non-current portion of long-term debt.........      492,305
                                                                 --------
Stockholders' equity........................................      294,037
                                                                 --------
        Total capitalization................................     $821,444
                                                                 --------
                                                                 --------

STOCK REPURCHASE PROGRAM

    On January 18, 2001, our management was authorized, when and if market conditions warrant, and to the extent legally permitted, to purchase from time to time up to an aggregate of $50 million worth of our Class A common stock pursuant to a $50 million stock repurchase program that was scheduled to end on January 18, 2003. In January 2003, the term of the stock repurchase program was extended until January 18, 2004 and the amount available under the stock repurchase program was replenished to permit us to repurchase up to a total of $50 million worth of our Class A common stock on or after January 18, 2003 (in addition to the $10.5 million previously spent under the program). In connection with the sale of the notes to the initial purchaser, we repurchased 1.5 million shares of our Class A common stock under our stock repurchase program for an aggregate purchase price of $41.7 million. On June 3, 2003, the term of the stock repurchase program was extended until January 18, 2005 and the amount available under the stock repurchase program was replenished to permit us to repurchase up to a total of $50 million worth of our Class A common stock on or after June 3, 2003. On August 11, 2003, the stock repurchase program was amended to also permit us to use the $50 million to repurchase shares of our Class B common stock following the issuance of the Class B common stock on September 4, 2003. We have not repurchased any shares of our Class A common stock or Class B common stock pursuant to the stock repurchase program since June 3, 2003 through November 20, 2003. We cannot assure you that we will repurchase any additional shares pursuant to this stock repurchase program.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    The following unaudited pro forma condensed consolidated statements of operations for the year ended December 29, 2002 and for the nine-month period ended September 28, 2003 of Triarc Companies, Inc. ('Triarc' and, collectively with its subsidiaries, the 'Company') have been prepared by adjusting those financial statements, as derived, reclassified, condensed and retroactively adjusted with respect to loss per share from the audited consolidated income statement in the Company's Annual Report on Form 10-K (the 'Form 10-K') for the year ended December 29, 2002 and from the unaudited condensed consolidated statement of operations in the Company's Quarterly Report on Form 10-Q (the 'Form 10-Q') for the nine-month period ended September 28 2003, both incorporated by reference in this prospectus. The adjustments to the unaudited pro forma condensed consolidated statement of operations for the nine-month period ended September 28, 2003 represent adjustments for the issuance (the 'Offering') on May 19, 2003 of $175,000,000 of 5% convertible notes due 2023 (the 'Notes') and the related use of proceeds. The adjustments to the unaudited pro forma condensed consolidated statement of operations for the year ended December 29, 2002 reflect first, the acquisition of Sybra, Inc. ('Sybra') for $9,950,000, including estimated fees and expenses of $1,731,000, completed on December 27, 2002 and second, the Offering and the related use of proceeds. The use of proceeds consists of the repurchase on May 19, 2003 of 1,500,000 shares of Class A common stock for treasury for $41,700,000 with the remainder of the net proceeds held for general corporate purposes. The 1,500,000 shares of Class A common stock are before a stock distribution (the 'Stock Distribution') on September 4, 2003 of two shares of a newly-issued series of the Company's previously authorized Class B common stock for each issued share of the Company's Class A common stock. The condensed consolidated statement of operations of Sybra for the period from December 30, 2001, the first day of Sybra's 2002 fiscal year, to the December 27, 2002 date of the Sybra acquisition included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 29, 2002 has been derived, reclassified and condensed from audited financial statements of Sybra for that period, which are not included or incorporated by reference herein.

    The adjustments, as applicable, to the unaudited pro forma condensed consolidated statements of operations for the year ended December 29, 2002 and the nine-month period ended September 28, 2003 were determined as if the acquisition of Sybra and the Offering and related use of proceeds had occurred on December 31, 2001.

    The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the Company's consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in the Company's Form 10-K for the year ended December 29, 2002 and the Company's Form 10-Q for the nine-month period ended September 28, 2003.

    The unaudited pro forma condensed consolidated statements of operations are not indicative of the actual results of operations of the Company had the transactions noted above, as applicable, occurred on December 31, 2001 or of the future results of operations of the Company.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 29, 2002

                                                                                                        PRO FORMA
                                                                                                         FOR THE
                                            PRE-       ADJUSTMENTS       PRO FORMA                        SYBRA
                                         ACQUISITION     FOR THE          FOR THE     ADJUSTMENTS      ACQUISITION
                                 AS       PERIOD OF       SYBRA            SYBRA        FOR THE          AND THE
                              REPORTED      SYBRA      ACQUISITION      ACQUISITION    OFFERING         OFFERING
                              --------      -----      -----------      -----------    --------         --------
                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues:
  Net sales.................  $    --     $208,260      $     --         $208,260       $    --         $208,260
  Royalties and franchise
    and related fees........   97,782           --        (7,465)(3)       90,317            --           90,317
                              -------     --------      --------         --------       -------         --------
                               97,782      208,260        (7,465)         298,577            --          298,577
                              -------     --------      --------         --------       -------         --------
Costs and expenses:
  Cost of sales, excluding
    depreciation and
    amortization............       --           --       158,812 (1)      149,970            --          149,970
                                                          (7,465)(3)
                                                          (1,377)(4)
  Restaurant costs and
    expenses................       --      172,721      (172,721)(1)           --            --               --
  Selling, general and
    administrative..........   75,893       27,870        13,909 (1)      118,644            --          118,644
                                                             972 (2)
  Depreciation and
    amortization, excluding
    amortization of deferred
    financing costs.........    6,550        7,351        (7,351)(5)       13,705            --           13,705
                                                           7,055 (6)
                                                             100 (7)
                              -------     --------      --------         --------       -------         --------
                               82,443      207,942        (8,066)         282,319            --          282,319
                              -------     --------      --------         --------       -------         --------
    Operating profit........   15,339          318           601           16,258            --           16,258
Interest expense............  (26,210)     (10,676)          557 (8)      (36,329)       (8,750)(12)     (46,022)
                                                                                           (943)(13)
Insurance expense related to
  long-term debt............   (4,516)          --            --           (4,516)           --           (4,516)
Investment income, net......      851           --          (301)(9)          550            --              550
Costs related to proposed
  business acquisitions not
  consummated...............   (2,238)          --            --           (2,238)           --           (2,238)
Loss on sale of business,
  net.......................   (1,218)          --            --           (1,218)           --           (1,218)
Other income, net...........    1,358           88            --            1,446            --            1,446
                              -------     --------      --------         --------       -------         --------
    Income (loss) from
      continuing operations
      before income taxes
      and minority
      interests.............  (16,634)     (10,270)          857          (26,047)       (9,693)         (35,740)
(Provision for) benefit from
  income taxes..............    3,329       (1,593)         (714)(10)       6,120         3,489 (14)       9,609
                                                             972 (2)
                                                           4,126 (11)
Minority interests in loss
  of a consolidated
  subsidiary................    3,548           --            --            3,548            --            3,548
                              -------     --------      --------         --------       -------         --------
    Income (loss) from
      continuing
      operations............  $(9,757)    $(11,863)     $  5,241         $(16,379)      $(6,204)        $(22,583)
                              -------     --------      --------         --------       -------         --------
                              -------     --------      --------         --------       -------         --------
Basic and diluted loss from
  continuing operations per
  share of Class A common
  stock and Class B common
  stock(15).................  $  (.16)                                                                  $   (.40)
                              -------                                                                   --------
                              -------                                                                   --------

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 28, 2003

                                                         AS        ADJUSTMENTS FOR      PRO FORMA FOR
                                                      REPORTED      THE OFFERING        THE OFFERING
                                                      --------      ------------        ------------
                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues:
    Net sales......................................   $150,988        $     --            $150,988
    Royalties and franchise and related fees.......     68,181              --              68,181
                                                      --------        --------            --------
                                                       219,169              --             219,169
                                                      --------        --------            --------
Costs and expenses:
    Cost of sales, excluding depreciation and
      amortization.................................    112,139              --             112,139
    Selling, general and administrative............     82,236              --              82,236
    Depreciation and amortization, excluding
      amortization of deferred financing costs.....     10,176              --              10,176
                                                      --------        --------            --------
                                                       204,551              --             204,551
                                                      --------        --------            --------
        Operating profit...........................     14,618              --              14,618
Interest expense...................................    (27,857)         (3,366)(12)        (31,589)
                                                                          (366)(13)
Insurance expense related to long-term debt........     (3,163)             --              (3,163)
Investment income, net.............................     10,884              --              10,884
Gain related to proposed business acquisition not
  consummated......................................      2,064              --               2,064
Other income, net..................................      1,424              --               1,424
                                                      --------        --------            --------
        Loss before income taxes and minority
          interests................................     (2,030)         (3,732)             (5,762)
(Provision for) benefit from income taxes..........       (985)          1,344 (14)            359
Minority interests in loss of a consolidated               112              --                 112
  subsidiary.......................................
                                                      --------        --------            --------
        Net loss...................................   $ (2,903)       $ (2,388)           $ (5,291)
                                                      --------        --------            --------
                                                      --------        --------            --------
Basic and diluted loss per share of Class A common
  stock and Class B common stock(15):..............   $   (.05)                           $   (.09)
                                                      --------                            --------
                                                      --------                            --------

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

RECLASSIFICATION OF SYBRA PRE-ACQUISITION CONSOLIDATED INCOME STATEMENT

(1) Reclassify restaurant costs and expenses to 'Cost of sales' or 'Selling, general and administrative,' as appropriate.

(2) Reclassify state income taxes relating to certain restructuring costs which are reported net of state taxes to '(Provision for) benefit from income taxes.'

ACQUISITION OF SYBRA PRO FORMA ADJUSTMENTS

(3) To reflect the elimination in consolidation of royalty revenues from Sybra prior to the date of the Sybra Acquisition (the 'Acquisition Date').

(4) To reflect an adjustment to rent expense for the allocation of unfavorable lease liabilities recorded in the Sybra Acquisition over the remaining lives of the respective leases.

(5) To reverse Sybra's reported depreciation and amortization through the Acquisition Date.

(6) To record depreciation and amortization of the tangible and intangible assets recorded in the Sybra acquisition over the remaining respective useful lives of the assets.

(7) To record additional amortization of Sybra computer software costs through the Acquisition Date which had been amortized over 5 years to conform with the estimated useful life of 3 years for amortization of computer software costs used by the Company.

(8) To reverse interest expense associated with the $5,525,000 principal amount of Sybra's long-term debt which was repaid on December 27, 2002 in connection with the acquisition of Sybra.

(9) To reverse interest income on the $16,293,000 of cash and cash equivalents used by Triarc in the Sybra acquisition consisting of the $9,950,000 purchase price and $6,343,000 of principal and accrued interest payments on Sybra debt made on December 27, 2002.

(10) To reflect the income tax provision on the net effect of the above adjustments at the incremental Federal and state income tax rates of Sybra and Triarc, as applicable, of 38.6% and 36%, respectively.

(11) To reflect the Federal income tax benefit of Sybra's net loss. Sybra had provided a valuation allowance for that benefit in the pre-acquisition period since it was unlikely that Sybra could realize that benefit. However, if Sybra had been acquired on December 31, 2001, the Company would not have provided a valuation allowance for the Federal income tax benefit of Sybra's net loss on a consolidated basis.

OFFERING AND RELATED USE OF PROCEEDS PRO FORMA ADJUSTMENTS

(12) To record interest expense on the Notes at 5%.

(13) To record amortization under the interest rate method of the $6,600,000 of estimated deferred financing costs associated with the issuance of the notes through the earliest date the holders of the Notes can require the Company to repurchase them.

(14) To reflect the income tax benefit of the above adjustments at Triarc's incremental Federal and state income tax rate of 36%.

(15) The number of shares used to calculate the as reported basic and diluted loss per share of (a) Class A common stock were 20,446,000 for the year ended December 29, 2002 and 20,072,000 for the nine-month period ended September 28, 2003 and (b) Class B common stock were 40,892,000 for the year ended December 29, 2002 and 40,144,000 for the nine-month period ended September 28, 2003. The shares used on a pro forma basis for the Sybra acquisition, as applicable, and the Offering to calculate the loss per share of (a) Class A common stock were 18,946,000 for the year ended December 29, 2002 and 19,303,000 for the nine-month period ended
     September 28, 2003 and (b) Class B common stock were 37,892,000 for the year ended December 29, 2002 and 38,606,000 for the nine-month period ended September 28, 2003. These shares reflect the retroactive effect of the Stock Distribution. The shares used to calculate pro forma loss per share reflect the pro forma effect of the 1,500,000 shares of the Company's
     Class A common stock and 3,000,000 shares of Class B common stock, as retroactively adjusted for the Stock Distribution, acquired for treasury in connection with the Offering as if such shares had been repurchased on December 31, 2001. The as reported and pro forma diluted loss per share of Class A and Class B common stock are the same as the respective basic loss per share for the year ended December 29, 2002 and the nine-month period ended September 28, 2003 since the effect of all potentially dilutive securities, including the effect of potential common shares from an assumed conversion of the Notes, would have been antidilutive.

                            DESCRIPTION OF THE NOTES

    The notes were issued under an indenture, as amended, between us and Wilmington Trust Company, as trustee. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement. The notes, the indenture and the registration rights agreement are governed by the law of the State of New York. Copies of the indenture and the registration rights agreement have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

    The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture and the registration rights agreement, including the definitions of certain terms used in the indenture and the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

    As used in this 'Description of the Notes' section, references to 'Triarc,' 'the company,' 'we,' 'our' or 'us' refer solely to Triarc Companies, Inc. and not to our subsidiaries.

GENERAL

    The notes are our unsecured and unsubordinated debt and rank on a parity with all of our other existing and future unsecured and unsubordinated debt and prior to all of our subordinated debt. The notes are convertible into Class A common stock and Class B common stock as described under 'Conversion of Notes.'

    We issued $175,000,000 aggregate principal amount of the notes on May 19, 2003. We issued the notes only in denominations of $1,000 and multiples of $1,000. The notes will mature on May 15, 2023 unless earlier converted, redeemed or repurchased.

    Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under 'Repurchase at Option of the Holder Upon a Fundamental Change.'

    The notes bear interest at an annual rate of 5%. We will pay interest on May 15 and November 15 of each year, beginning November 15, 2003, to record holders at the close of business on the preceding May 1 and November 1, as the case may be, except interest payable upon redemption or repurchase will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date.

    We will maintain an office for the payment of interest, which shall initially be an office or agency of the trustee. We may pay interest either:

    o by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

    o     by transfer to an account maintained by you in the United
          States.

    However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

RANKING

    The notes are our general unsecured and unsubordinated obligations and rank equally in right of payment with all our existing and future unsecured and unsubordinated obligations. The notes are unsecured and thus rank junior to all our secured obligations to the extent of the value of the collateral securing such secured obligation. As of September 28, 2003, we had approximately $16 million of total secured obligations. The notes are also effectively subordinated to all liabilities of our subsidiaries. As of September 28, 2003, our subsidiaries had total liabilities of $422 million, not including contingent liabilities or intercompany indebtedness.

CONVERSION OF NOTES

    You may convert any of your notes, in whole or in part, into a combination of our Class A common stock and Class B common stock prior to the close of business on the final maturity date of the notes, subject to prior redemption or repurchase of the notes, only under the following circumstances:

    o     upon satisfaction of one of two market price conditions;

    o     upon satisfaction of one of two trading price conditions;

    o     upon notice of redemption; or

    o     upon specified corporate transactions.

    The number of shares of Class A common stock and Class B common stock you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount notes you convert by the combined conversion rate on the date of conversion. You may convert your notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000. The initial combined conversion rate is equal to 25 shares of our Class A common stock and 50 shares of our Class B common stock per $1,000 principal amount of notes, subject to adjustment as described below, which represents an initial conversion price of $40 for every one share of Class A common stock and two shares of Class B common stock.

    If we call notes for redemption, you may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If you have submitted your notes for redemption upon a fundamental change, you may convert your notes only if you withdraw your redemption election. Similarly, if you exercise your option to require us to repurchase your notes other than upon a fundamental change, those notes may be converted only if you withdraw your election to exercise your option in accordance with the terms of the indenture.

    Upon conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the full number of shares of our Class A common stock and Class B common stock into which the note is convertible, together with any cash payment for such holder's fractional shares of Class A common stock or Class B common stock, plus either cash or a combination of cash and shares of Class A common stock in lieu of the full number of shares of Class A common stock into which the note is convertible, will be deemed to satisfy our obligation to:

    o     pay the principal amount of the note; and

    o pay accrued but unpaid interest, attributable to the period from the most recent interest payment date through the conversion date.

    Notwithstanding the above, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made if (1) we have specified a redemption date that is after a record date and prior to the next interest payment date, (2) we have specified a repurchase date following a fundamental change that is during such period or (3) only to the extent of overdue interest, any overdue interest exists at the time of conversion with respect to such note.

    CONVERSION UPON SATISFACTION OF ONE OF TWO MARKET PRICE CONDITIONS

    You may surrender your notes for conversion into our Class A common stock and Class B common stock prior to close of business on the maturity date during any fiscal quarter commencing after June 29, 2003 if the closing sale price of our Class A common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

    You may also surrender your notes for conversion into our Class A common stock and Class B common stock prior to close of business on the maturity date during any fiscal quarter commencing after June 29, 2003 if the combined closing sale price of one share of our Class A common stock and two shares of our Class B common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

    The 'closing sale price' of our Class A common stock or Class B common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of the Class A common stock or Class B common stock, as applicable, on such date as reported in composite transactions for the principal United States securities exchange on which shares of our Class A common stock or Class B common stock, as applicable, are traded or, if the shares of our Class A common stock or Class B common stock, as the case may be, are not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated.

    CONVERSION UPON SATISFACTION OF ONE OF TWO TRADING PRICE CONDITIONS

    You may surrender your notes for conversion into our Class A common stock and Class B common stock prior to maturity during the five business day period after any ten consecutive trading day period in which the 'trading price' per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 95% of the product of the closing sale price of our Class A common stock and the number of shares of Class A common stock issuable upon conversion of $1,000 principal amount of notes. However, if on the date of any conversion pursuant to this trading price condition that is on or after May 15, 2018, the closing sale price of our Class A common stock is greater than the conversion price, then you will receive, in lieu of the Class A common stock otherwise deliverable upon conversion, cash, Class A common stock or a combination thereof, at our option, with a value equal to the principal amount of your notes plus accrued and unpaid interest, as of the conversion date ('Principal Value Conversion'). If you surrender your notes for conversion and it is a Principal Value Conversion, we will notify you by the second trading day following the date of conversion whether we will pay you all or a portion of the principal amount plus accrued and unpaid interest in cash, Class A common stock or a combination thereof, and in what percentage. Any Class A common stock delivered upon a Principal Value Conversion will be valued at the greater of the conversion price on the conversion date and the applicable stock price as of the conversion date. We will pay you any portion of the principal amount plus accrued and unpaid interest to be paid in cash and deliver Class A common stock no later than the third business day following the determination of the applicable stock price.

    You may also surrender your notes for conversion into our Class A common stock and Class B common stock prior to maturity during the five business day period after any ten consecutive trading day period in which the 'trading price' per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 95% of the product of the combined closing sale price of one share of our Class A common stock and two shares of our Class B common stock and the number of shares of Class A common stock issuable upon conversion of $1,000 principal amount of notes.

    The 'trading price' of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer then the trading price per $1,000 principal amount of notes will be deemed to be less than 95% of the product of the 'closing sale price' of our Class A common stock and the number of shares of Class A common stock issuable upon conversion of $1,000 principal amount of notes.

    In connection with any conversion upon satisfaction of the above trading price conditions, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 95% of the product of the closing sale price of our Class A common stock and the number of shares of Class A common stock issuable upon conversion of $1,000 principal amount of notes or less than 95% of the product of the combined closing sale price of one share of our Class A common stock and two shares of our Class B common stock and the number of shares of Class A common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to the 95% valuation criteria described above.

    CONVERSION UPON NOTICE OF REDEMPTION

    If we call notes for redemption, you may convert the notes until the close of business on the business day immediately preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

    CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

    If we elect to:

    o distribute to all holders of our Class A common stock certain rights entitling them to purchase, for a period expiring within 45 days, our Class A common stock at less than the average closing sale price of our Class A common stock for the 10 trading days immediately preceding the declaration date for such distribution); or

    o distribute to all holders of our Class A common stock, assets (exclusive of cash dividends that would not cause an adjustment to the conversion rate), debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our Class A common stock on the day immediately preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of close of business on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to your ability to convert will be made if you will otherwise participate in the distribution without conversion.

    In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our Class A common stock would be converted into cash, securities or other property, you may surrender your notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our Class A common stock is converted into cash,

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securities, or other property, then at the effective time of the transaction, your right to convert a note into our Class A common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property which you would have received if you had converted your notes immediately prior to the transaction. If the transaction also constitutes a fundamental change, you can require us to redeem all or a portion of your notes as described under 'Redemption at Option of the Holder Upon a Fundamental Change.'

    CONVERSION PROCEDURES

    The initial conversion rate for the notes is 25 shares of Class A common stock and 50 shares of Class B common stock per $1,000 principal amount of notes (equal to an initial conversion price of $40 for every one share of Class A common stock and two shares of Class B common stock), subject to adjustment as described below. We will not issue fractional shares of Class A common stock and Class B common stock upon conversion of notes. Instead, we will pay cash equal to the closing price of the Class A common stock or Class B common stock, as applicable, on the trading day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

    To convert your note into Class A common stock and Class B common stock you must do the following (or comply with DTC procedures for doing so in respect of your beneficial interest in notes evidenced by a global note held by DTC):

    o complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

    o     surrender the note to the conversion agent;

    o if required, furnish appropriate endorsements and transfer documents;

    o     if required, pay all transfer or similar taxes; and

    o if required, pay funds equal to interest payable on the next interest payment date.

    In lieu of delivery of shares of our Class A common stock upon conversion of any notes, for all or any portion of the notes, we may elect to pay holders surrendering notes an amount in cash per note (or a portion of a note) equal to the applicable stock price multiplied by the number of shares of Class A common stock in lieu of which cash is to be delivered. We have no such right to elect to pay cash in lieu of delivering shares of Class B common stock. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our Class A common stock or to pay cash in lieu of delivery of the shares of Class A common stock. Shares of our Class A common stock, Class B common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following the determination of the applicable stock price. If an event of default, as described under ' -- Events of Default; Waiver and Notice' below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes or portion of the notes (other than cash for fractional shares).

    The 'applicable stock price' means, in respect of a date of determination, the average of the closing sale prices per share of Class A common stock over the five-trading day period starting the third trading day following such date of determination.

    The date you comply with these requirements is the conversion date under the indenture.

    ADJUSTMENTS TO CONVERSION RATE -- ADJUSTMENTS TO CLASS A COMMON STOCK

    We will adjust the conversion rate with respect to the number of shares of Class A common stock issuable upon conversion of the notes if any of the following events occurs:

    o we issue common stock as a dividend or distribution on our Class A common stock;

    o we issue to all holders of Class A common stock certain rights or warrants to purchase our Class A common stock at a price per share that is less than the then current market price of our Class A common stock, as defined in the indenture;

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    o     we subdivide or combine our Class A common stock;

    o we distribute to all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

          o  rights or warrants specified above;

          o  dividends or distributions specified above; and

          o  cash distributions.

    o If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our Class A common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which 'ex-dividend trading' commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

    o we distribute cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up or any cash dividend on our Class A common stock to the extent that the aggregate percentage (calculated as the sum of the percentages that each dividend represents of the average last reported sale price of our Class A common stock during the ten trading days immediately prior to the declaration date of such dividend) of all dividends declared on the Class A common stock during the twelve month period through and including the applicable date of declaration does not exceed 5%; and

    o we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our Class A common stock to the extent that the cash and value of any other consideration included in the payment per share of Class A common stock exceeds the current market price per share of Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

    To the extent that we have a rights plan in effect, upon conversion of the notes into Class A common stock you will receive, in addition to the Class A common stock, the rights under the rights plan unless the rights have separated from the Class A common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness or assets as described under the fourth bullet above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

    In the event of:

    o     any reclassification of our Class A common stock;

    o     a consolidation, merger or combination involving us; or

    o a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our Class A common stock would be entitled to receive stock, other securities, other property, assets or cash for their Class A common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our Class A common stock immediately prior to any of these events.

    You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of Class A common stock or in certain other situations requiring a conversion rate adjustment. See 'United States Federal Income Tax Consequences.'

    We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We will give holders notice of any increase in the conversion rate. In

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addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Class A common stock resulting from any stock or rights distribution. See 'United States Income Federal Tax Consequences.'

    We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our Class A common stock or convertible or exchangeable securities or rights to purchase our Class A common stock or convertible or exchangeable securities.

    ADJUSTMENTS TO CONVERSION RATE -- ADJUSTMENTS TO RESERVED CLASS B COMMON
STOCK

    On August 11, 2003 our board of directors declared a stock dividend (the 'Stock Dividend') on the existing Class A common stock consisting of two shares of Class B common stock for each share of Class A common stock outstanding as of the close of business on the August 21, 2003 record date. The Stock Dividend was paid on September 4, 2003 to holders of record of the Class A common stock at the close of business on the record date. Pursuant to the indenture, in lieu of effecting an adjustment to the conversion rate, we elected to reserve shares of Class B common stock for distribution to you upon conversion of the notes so that you will receive upon such conversion, in addition to the shares of Class A common stock to which you are entitled, the number of shares of Class B common stock which you would have received if you had converted your notes immediately prior to the record date.

    We will effect an adjustment to the number of shares of reserved Class B common stock so as to, in the reasonable judgment of our board of directors, approximate the adjustments provided for under the indenture with respect to the Class A common stock in the event that we take any of the following actions with respect to the Class B common stock that would have required an adjustment to the conversion rate if such action had been taken with respect to the Class A common stock:

    o we issue common stock as a dividend or distribution on our Class B common stock;

    o we issue to all holders of Class B common stock certain rights or warrants to purchase our Class B common stock at a price per share that is less than the then current market price of our Class B common stock, as defined in the indenture;

    o     we subdivide or combine our Class B common stock;

    o we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our Class B common stock to the extent that the cash and value of any other consideration included in the payment per share of Class B common stock exceeds the current market price per share of Class B common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

    o we distribute to all holders of our Class B common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

          o  rights or warrants specified above;

          o  dividends or distributions specified above; and

          o  cash distributions.

          If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our Class B common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which 'ex-dividend trading' commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

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    In addition, in case we shall distribute a cash dividend on our Class B common stock and/or our Class A common stock (other than in connection with our liquidation, dissolution or winding up) in an amount such that the aggregate percentage of all such dividends declared during the twelve-month period through and including the applicable date of declaration (calculated as the sum of the percentages that (i) two times each such dividend on one share of Class B common stock during the period and (ii) each such dividend on one share of Class A common stock during the period represents of the average during the ten trading days immediately prior to the declaration date of the applicable dividend of the combined closing sale price of one share of Class A common stock and two shares of Class B common stock) exceeds 5%, then we will effect an adjustment to the number of shares of reserved Class B common stock (and, if appropriate in the reasonable judgment of our board of directors, an adjustment to the conversion rate of the Class A common stock) so as to, in the reasonable judgment of the our board of directors, approximate the adjustment provided for under the indenture if such action had been taken with respect to the Class A common stock.

    Similarly, in the event of:

    o     any reclassification of our Class B common stock;

    o     a consolidation, merger or combination involving us; or

    o a sale or conveyance to another person or entity of all or substantially all of our property and assets,

in which holders of our Class B common stock would be entitled to receive stock, other securities, other property, assets or cash for their Class B common stock, we will take such actions with respect to the reserved Class B common stock as, in the reasonable judgment of our board of directors, is necessary to approximate the results that would be obtained under the indenture if such action had been taken with respect to the Class A common stock.

    You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of Class B common stock or in certain other situations requiring a conversion rate adjustment. See 'United States Federal Income Tax Consequences.'

    We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We will give holders notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Class B common stock resulting from any stock or rights distribution. See 'United States Federal Income Tax Consequences.'

OPTIONAL REDEMPTION BY TRIARC

    Beginning May 20, 2010, we have the right to redeem the notes in whole or in part for cash at a price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

    If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

    We may not redeem the notes pursuant to the optional redemption provisions of the indenture if we have failed to pay any interest on the notes and such failure to pay is continuing. We will notify the noteholders if we redeem the notes.

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REPURCHASE AT OPTION OF THE HOLDER

    You have the right to require us to repurchase the notes for cash on May 15 of 2010, 2015 and 2020. We may also add additional dates on which you may require us to repurchase all or a portion of your notes, however we are not obligated to do so. We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

    The repurchase price payable for a note will be equal to the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.

    Your right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent within 20 business days of the repurchase date. The paying agent initially is the trustee.

    The repurchase notice must state:

        (1) if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

        (2) the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

        (3) that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

    You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business of the repurchase date. The withdrawal notice must state:

    o     the principal amount of the withdrawn notes;

    o if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

    o the principal amount, if any, which remains subject to the repurchase notice.

    We must give notice of an upcoming repurchase date to all noteholders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things:

    o     the repurchase price; and

    o the procedures that holders must follow to require us to repurchase their notes.

    Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

    o     the note will cease to be outstanding;

    o     interest will cease to accrue; and

    o     all other rights of the holder will terminate.

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    This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the note holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

    Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date. See 'Risk
Factors -- We may not have the financial resources to repurchase the notes upon the occurrence of a fundamental change or at the option of a holder.'

    We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable in connection with any offer by us to repurchase the notes.

REDEMPTION AT OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

    If a fundamental change of Triarc occurs at any time prior to the maturity of the notes, you may require us to redeem your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in integral multiples of $1,000 principal amount. We will redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

    We may, at our option, elect to pay the redemption price in shares of our Class A common stock or, in the case of a merger in which we are not the surviving corporation, common stock or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation (collectively, 'applicable stock'), cash or a combination of applicable stock and cash. The number of shares of applicable stock a holder will receive will equal the relevant amount of the repurchase price to be paid in applicable stock divided by 95% of the closing sale price of the applicable stock for the five trading days ending on the third business day prior to the applicable repurchase date. We will not, however, deliver fractional shares in repurchases using shares of applicable stock as consideration. Note holders who would otherwise be entitled to receive fractional shares will instead receive cash in an amount equal to the market price of a share of the applicable stock multiplied by such fraction. We may not pay the repurchase price in applicable stock or a combination of applicable stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

    o registration of the shares of applicable stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

    o qualification or registration of the shares of applicable stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

    o listing of the applicable stock on a United States national securities exchange or quoted on an inter-dealer quotation system of any registered United States national securities association.

    Within 10 days after the occurrence of a fundamental change, we are required to give you notice of the fundamental change, the repurchase date, and whether the redemption price will be paid in cash, applicable stock or a combination thereof. We are also required to deliver to the trustee a copy of the fundamental change notice.

    To exercise the repurchase right, you must deliver prior to the close of business on the second business day immediately preceding the repurchase date written notice to the trustee of your exercise of your redemption right, together with the notes with respect to which your right is being exercised. You may withdraw this notice by delivering to the trustee a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

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    Because the market price of the applicable stock will be determined prior to the applicable repurchase date, note holders bear the market risk that the applicable stock will decline in value between the date the market price is calculated and the repurchase date.

    'Fundamental Change' is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our Class A common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

    o is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

    o is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National
          Market or any similar United States system of automated dissemination of quotations of securities prices.

    We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

    These fundamental change redemption rights could discourage a potential acquirer. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term 'fundamental change' is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

    We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price in cash for all tendered notes. Our current debt instruments contain, and any future credit agreements or other agreements relating to our indebtedness may contain, provisions prohibiting redemption of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes in cash, we could seek the consent of our lenders to redeem the notes or attempt to refinance this debt or pay in common stock if the conditions for paying in common stock are satisfied. Our failure to redeem tendered notes for either cash or common stock would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

MERGER AND SALE OF ASSETS BY TRIARC

    The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

    o we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

    o the successor person assumes all of our obligations under the notes and the indenture; and

    o after giving affect to such transaction, there is no event of default and no event which, after notice or passage of time or both, would become an event of default.

    The indenture provides that the transfer by us of all or substantially all of our cash, cash equivalents and marketable securities of non-affiliates for which we receive fair market value, as determined by our board of directors, will not constitute a sale of all or substantially all of our assets.

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    When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

EVENTS OF DEFAULT; NOTICE AND WAIVER

    The following constitute events of default under the indenture:

    o we fail to pay principal or premium, if any, when due upon redemption or otherwise on the notes;

    o we fail to pay any interest and liquidated damages, if any, on the notes, when due and such failure continues for a period of 30 days;

    o we fail to provide notice of the occurrence of a fundamental change on a timely basis;

    o we fail to perform or observe any of the covenants in the indenture for 60 days after notice; or

    o certain events involving our bankruptcy, insolvency or reorganization.

    The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

    If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

    Payments of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

    The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

    No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest on the notes, unless:

    o the holder has given the trustee written notice of an event of default;

    o the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

    o the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

    o the trustee fails to comply with the request within 60 days after receipt.

MODIFICATION AND WAIVER

    The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

    o     extend the fixed maturity of any note;

    o reduce the rate or extend the time for payment of interest or liquidated damages of any note;

    o     reduce the principal amount or premium, if any, of any note;

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    o     reduce any amount payable upon redemption at the option of the holder upon a fundamental change of any note;

    o adversely change our obligation to redeem any note upon a fundamental change;

    o impair the right of a holder to institute suit for payment on any note;

    o     change the currency in which any note is payable;

    o     impair the right of a holder to convert any note;

    o reduce the quorum or voting requirements under the indenture;

    o change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

    o subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

    o reduce the percentage of notes required for consent to any modification of the indenture.

    We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

FORM, DENOMINATION AND REGISTRATION

    We issued the notes:

    o     in fully registered form;

    o     without interest coupons; and

    o in denominations of $1,000 principal amount and integral multiples of $1,000.

    GLOBAL NOTE, BOOK-ENTRY FORM

    The notes are currently evidenced by a global note. We have deposited the global note with DTC and registered the global note in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    Beneficial interests in a global note may be held through organizations that are participants in DTC (called 'participants'). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

    Beneficial interests in a global note held by DTC can only be held through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called 'indirect participants'). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

    o not be entitled to have certificates registered in their names;

    o not receive physical delivery of certificates in definitive registered form; and

    o     not be considered holders of the global note.

    We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the repurchase date. Neither we, the trustee nor any paying agent will be responsible or liable for:

    o the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

    o maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

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    We have been informed that DTC's practice is to credit participants'
accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in 'street name.'

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

    Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

    DTC has advised us that it is:

    o a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

    o a 'clearing corporation' within the meaning of the Uniform Commercial Code; and

    o     a 'clearing agency' registered pursuant to the provisions of
          Section 17A of the Exchange Act.

    DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

REGISTRATION RIGHTS OF THE NOTEHOLDERS

    In connection with the sale of the notes to the initial purchaser, we entered into a registration rights agreement with the initial purchaser. Pursuant to our obligations under the registration rights agreement, we have filed a shelf registration statement, of which this prospectus forms a part, with the SEC covering resale of the registrable securities. We will use reasonable efforts to keep the shelf registration statement effective until the earlier of:

    o all of the registrable securities have been sold pursuant to the shelf registration statement; or

    o the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision.

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    When we use the term 'registrable securities' in this section, we are referring to the notes and the Class A common stock and Class B common stock issuable upon conversion of the notes until the earliest of:

    o the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

    o the expiration of the holding period under Rule 144(k) under the Securities Act; and

    o the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

    We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

    o     exceed 45 days in any three-month period; or

    o an aggregate of 120 days for all periods in any 12-month period.

    Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

    We will pay predetermined liquidated damages if this prospectus is unavailable for periods in excess of those permitted above:

    o on the notes at an annual rate equal to 0.25% for the first 90 days and 0.50% thereafter of the aggregate principal amount of the notes outstanding during the additional period this prospectus is unavailable; and

    o on the Class A common stock and Class B common stock that has been received upon conversion of the notes, at an annual rate equal to 0.25% for the first 90 days and 0.50% thereafter of an amount equal to $1,000 divided by the conversion rate during such periods.

    A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

    o be named as a selling securityholder in the related prospectus;

    o     deliver a prospectus to purchasers; and

    o be subject to the provisions of the registration rights agreement, including indemnification provisions.

    Under the registration rights agreement we will:

    o     pay all expenses of the shelf registration statement;

    o     provide each registered holder copies of the prospectus;

    o notify holders when the shelf registration statement has become effective; and

    o take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

    In order to sell registrable securities, a holder of registrable securities must complete and deliver a questionnaire to us prior to its intended distribution. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request following the effectiveness, we will, within 5 business days, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit holders to deliver this prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus. We will pay the predetermined liquidated damages described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing. Holders who do not complete and deliver a questionnaire or provide the other information we may request

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

will not be named as a selling securityholder in this prospectus and will not be permitted to sell their registrable securities pursuant to the shelf registration statement.

INFORMATION CONCERNING THE TRUSTEE

    We have appointed Wilmington Trust Company, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

    The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

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

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

    The following is a description of the material terms of our capital stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation (the 'certificate of incorporation') and our by-laws.

    Our authorized capital stock consists of 300,000,000 shares, of which 100,000,000 are shares of Class A common stock, 100,000,000 shares are of Class B common stock and 100,000,000 shares of preferred stock. As of October 31, 2003, there were 19,748,609 shares of Class A common stock issued and outstanding, 39,497,218 shares of Class B common stock issued and outstanding and no shares of the preferred stock outstanding.

    Our Class A common stock is listed and trades on the NYSE under the ticker symbol 'TRY.' Our Class B common stock is listed and trades on the NYSE under the ticker symbol 'TRY.B.'

    CLASS A COMMON STOCK

    Holders of our Class A common stock are entitled to one vote for each share held on record on all matters on which stockholders are entitled to vote, including the election of directors. Generally, except as otherwise required by law, holders of Class A common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of the Class B common stock; provided, however, that the number of authorized shares of Class B common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative majority vote of the holders of a majority of the Class A common stock without a separate class vote of the holders of the Class B common stock. Subject to the preferences that may be applicable from time to time to any outstanding Class B common stock or preferred stock, the holders of our shares of Class A common stock are entitled to receive ratably any dividends lawfully declared from time to time by our board of directors. The outstanding shares of Class A common stock are, and the shares of Class A common stock when issued upon the conversion of the notes offered hereby will be, fully paid and nonassessable. Additional authorized but unissued Class A common stock may be issued by our board of directors without the approval of our stockholders.

    CLASS B COMMON STOCK

    Holders of our Class B common stock are entitled to one tenth of one vote for each share held on record on all matters on which stockholders are entitled to vote, including the election of directors. Generally, except as otherwise required by law, the holders of Class B common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of the Class A common stock or any other outstanding series or class of stock, where the holders of such affected class or series are entitled, either separately or together as a class with the holders of one or more other said class or series, to vote thereon by law or pursuant to our certificate of incorporation (including any certificate of designation relating to any other series or class of stock). Under our certificate of incorporation, the number of authorized shares of Class B common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Class A common stock without a separate class vote of the holders of the Class B common stock. The outstanding shares of Class B common stock are, and the shares of Class B common stock when issued upon the conversion of the notes offered hereby will be, fully paid and nonassessable. Additional authorized but unissued Class B common stock may be issued by our board of directors without the approval of our stockholders.

    If and when dividends on our Class A common stock are declared payable from time to time by our board of directors, whether payable in cash, in property or in shares of our stock, the holders of our Class B common stock will be entitled to share equally in such dividends with the holders of the Class A common stock, on a per share basis, subject to the limitations described below; provided, however, that with respect to a regular quarterly cash dividend declared as such

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by our board of directors, paid by us on the Class A common stock on or prior to
September 4, 2006, the holders of the Class B common stock will be entitled to receive a dividend in a per share amount (such amount to be subject to upward or downward rounding at the discretion of our board of directors) equal to at least 110% of the dividends paid per share on the Class A common stock. If dividends are declared at any time on the Class A common stock that are payable in shares of Class A common stock, such dividends will be payable at the same rate on the Class B common stock but will be payable to holders of Class B common stock in shares of Class B common stock. If we subdivide or combine the outstanding shares of Class A common stock in any manner, the outstanding shares of Class B common stock will be proportionally subdivided or combined in the same manner and on the same basis.

    The approval of holders of a majority of the outstanding shares of Class B common stock, voting separately as a class, will be required for any merger or consolidation of us with another entity (whether or not we are the surviving entity) unless the holders of shares of Class B common stock are entitled to receive in such transaction in respect of each share of Class B common stock the same consideration as the holders of shares of Class A common stock are entitled to receive in respect of each share of Class A common stock; provided that, if all or part of the consideration so received consists of common stock of the surviving entity, the common stock so issued may differ as to voting rights, liquidation preference and dividend rights to the same extent that the Class A common stock and Class B common stock differ.

    PRE-EMPTIVE RIGHTS

    Under Delaware law, a shareholder is not entitled to pre-emptive rights to subscribe for additional issuances of Class A common stock, Class B common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in the certificate of incorporation. Our certificate of incorporation does not provide that our stockholders are entitled to pre-emptive rights.

    LIQUIDATION

    In the event that we liquidate, dissolve or are wound up, whether voluntary or involuntary, to the extent assets remain after payment or provision for payment of our debts and other liabilities and the preferential amounts to which the holders of any stock ranking senior to our Class B common stock in the distribution of assets will be entitled upon liquidation, the holders of Class B common stock will be entitled to receive, prior to any payment being made to the holders of Class A common stock and any other stock that ranks junior to the Class B common stock in the event of liquidation, an amount per share equal to $.01 (as adjusted for stock splits, combinations, reclassifications and the like). Once the holders of Class A common stock will then have received an amount per share equal to $.01 (as adjusted for stock splits, combinations, reclassifications and the like), the Class A common stock and Class B common stock will thereafter share pro rata, together with the holders of any other stock ranking on parity therewith in the distribution of assets upon liquidation, in our remaining assets according to their respective interests.

    PREFERRED STOCK

    Our board of directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences privileges and relative participation, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our Class A common stock or Class B common stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions in our certificate of incorporation are intended to discourage or delay a hostile takeover of control of us. These provisions, in general terms, (i) provide that the number

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of directors shall not be less than seven nor more than 15, with the exact number to be determined from time to time by a majority of the board of directors then in office; (ii) provide that vacancies on the board of directors resulting from an increase in size, removal of directors or otherwise may be filled only by a majority of the remaining directors then in office; and
(iii) require the affirmative vote of the holders of shares representing at least 75% of the voting power of the 'voting shares' (as defined below) in order to enter into certain 'business combinations' (as defined below), unless (A) such business combinations are approved by at least a majority of our entire board or directors, but only if a majority of the directors acting favorably on the matter are 'continuing directors' (as defined below), or (B) certain minimum price, form of consideration and procedural requirements are met. The term 'voting shares' is defined as any issued and outstanding shares of our capital stock entitled to vote generally in the election of directors. Each of the provisions has particular anti-takeover effects associated with it, and these effects together with a more detailed description of each provision are set forth below. In addition, the anti-takeover provisions are interrelated and have cumulative anti-takeover effects.

    The principal purpose of these provisions is to provide a measure of assurance that a stockholder or group of stockholders owning a controlling interest in our stock do not exercise their voting power in a manner which our board of directors believes would be to the detriment of the remaining stockholders. The provisions are further intended to make it more difficult for a hostile or unfriendly party to obtain control over us by replacing the board of directors.

    SIZE OF THE BOARD OF DIRECTORS AND FILLING VACANCIES ON THE BOARD OF DIRECTORS.

    Our certificate of incorporation states that our board of directors must consist of not less than seven nor more than 15 members; provided, however, that the maximum number may be increased to reflect the right of holders of preferred stock to elect directors in certain circumstances. The exact number of directors is to be fixed by a majority vote of the directors then in office and such authority of our board of directors is exclusive. Under our certificate of incorporation, vacancies that may occur between annual meetings, including vacancies caused by an increase in the number of directors, may be filled only by a majority of the remaining directors then in office, even if less than a quorum, subject to the rights of holders of any class or series of preferred stock to elect directors. In addition, our certificate of incorporation provides that any new director elected to fill a vacancy on our board of directors will serve for the remainder of the full term of the director for which the vacancy occurred and no decrease in the number of directors shall shorten the term of any incumbent. The purpose of including these provisions with respect to the size of our board of directors and the filling of vacancies in our certificate of incorporation is to prevent the elimination of such provisions through an amendment of our by-laws by a stockholder or group owning or controlling a substantial voting block that would permit stockholders directly to increase the size of our board of directors and to fill vacancies resulting therefrom or otherwise, and thereby enable such stockholder or group of stockholders to elect its own nominees to the vacancies. Such an amendment to our by-laws would be possible because, under Delaware law, stockholders may amend the by-laws without prior approval of the board of directors, whereas our certificate of incorporation may be amended only if our board of directors first approves and recommends such action to stockholders.

    BUSINESS COMBINATION PROVISION.

    Our certificate of incorporation further provides that the approval of the holders of shares representing at least 75% of the voting power of the voting shares is required in order to approve certain business combinations if an 'interested stockholder' (as defined below) is a party to the transaction or its percentage equity interest in us or any of our subsidiaries would be increased by the transaction. The required 75% approval of any business combination must include the affirmative vote of the holders of shares representing at least a majority of the voting power of all of the then outstanding voting shares exclusive of those shares beneficially owned by any interested stockholder.

    The voting requirements outlined above will not apply, however, if:

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    (i)  immediately prior to the time the business combination is consummated, we are the 'beneficial owner' (defined below) of a majority of each class of the outstanding equity securities of the interested stockholder;

    (ii) the business combination was approved by at least a majority of our board of directors (even though not the entire board of directors), but only if a majority of the directors acting favorably upon such matter are continuing directors; or

    (iii) the consideration to be received by the holders of each class of our outstanding voting shares acquired by the interested stockholder is at least equal to the greater of the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees and with approximate adjustments for recapitalizations, stock splits, reverse stock splits and stock dividends) paid by the interested stockholder for any shares of such class

        (1) within the two-year period immediately prior to the first public announcement of the proposal of the business combination or

        (2) in the transaction in which it became an interested stockholder, and is in cash or in the same form of consideration as the interested stockholder paid to acquire the largest number of voting shares previously acquired by it.

The pricing provision does not guarantee that a stockholder will receive the highest market price paid for such shares, rather it ensures that a stockholder will receive the highest price paid for such shares by an interested stockholder during the prior two years. If either the ownership or form of consideration requirements set forth in clauses (i) and (iii) above are satisfied, the business combination will require the approval of the holders of at least two-thirds of the votes entitled to be cast by the holders of all the then outstanding voting shares (the 'ratification percentage') (and the additional majority vote described in the previous paragraph).

    If our board of directors approves a business combination in accordance with the requirements set forth in clause (ii) above, the board of directors may, again in accordance with the voting provisions of such clause (ii), determine to require a vote of stockholders. If a stockholder vote is required for such business combination under applicable law (such as, for example, in the case of a merger or liquidation), our board of directors will require the affirmative vote of the then outstanding voting shares equal to the higher of:

    (i) the ratification percentage (such affirmative vote shall not require the additional majority vote), and

    (ii) such other percentage as is required by law.

    If a stockholder vote is not required for such business combination under law, our board may, in its discretion, either decide not to require a stockholder vote to approve the business combination or require the affirmative vote of the outstanding voting shares equal to (A) the ratification percentage (such affirmative vote shall not require the additional majority vote) or
(B) such other percentage as it so determines.

    An 'interested stockholder' generally is defined under our certificate of incorporation as the beneficial owner of 10% or more of the voting power of the outstanding voting shares (other than Triarc, its employee benefit plans, or its majority owned subsidiaries) excluding, however, DWG Acquisition Group, LP or any 'affiliate' or 'associate' (as each term is defined in our certificate of incorporation). Our board of directors considers that a 10% holding, which causes a person to be classified as an 'insider' under Section 16 of the Exchange Act, and is double the percentage ownership required to trigger reporting obligations under Section 13(d) of the Exchange Act, for stockholders of public companies, is appropriate to define an interested stockholder. At the present time, we are not aware of the existence of any stockholder or group of stockholders that would be an interested stockholder.

    A 'business combination' includes:

    (i) a merger or consolidation involving us or any of our subsidiaries and an interested stockholder or an affiliate or associate of an interested stockholder, or an affiliate thereof,

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    (ii)  a sale, lease or other disposition (in one or a series of transactions) of a 'substantial part' (as defined in our certificate of incorporation) of our assets or the assets of any of our subsidiaries to an interested stockholder or an affiliate or associate of any interested stockholder, or an affiliate thereof;

    (iii) any sale, lease or other disposition (in one or a series of transactions) to us or any of our subsidiaries of any assets (excluding any voting shares, but including without limitation any securities whether outstanding, authorized but unissued or in treasury, issued by an interested stockholder, or by an affiliate or associate of an interested stockholder or by an affiliate thereof) of
          (a) any interested stockholder or (b) an affiliate or associate of an interested stockholder, or an affiliate thereof, if the amount paid therefor constitutes a substantial part of the assets of Triarc or any subsidiary; or

    (iv) an issuance or transfer (or a related series of issuances or transfers) of our securities or the securities of any of our subsidiaries (except upon conversion of convertible securities as a result of a pro rata stock dividend or stock split) to an interested stockholder or an affiliate or associate of an interested stockholder or an affiliate thereof, for consideration aggregating $5,000,000 or more;

    (v) a liquidation, dissolution, spinoff, split up or split off of us (if as of the record date for the determination of stockholders entitled to vote with respect thereto or, if no vote would otherwise be required, the date the transaction is planned to be consummated, any person is an interested stockholder);

    (vi) a reclassification or recapitalization of securities (including, without limitation, any combination of shares or reverse stock split) of us or any of our subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an interested stockholder in any class of equity securities of us or such subsidiary; and

    (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

    A 'continuing director' is defined as one serving as a director whose election or appointment or recommendation by our board of directors for election by our stockholders was approved by at least a majority of the continuing directors then on our board of directors.

    The business combination provision described above is intended to provide safeguards to our stockholders by requiring a higher stockholder vote than required under Delaware law in the event another person first obtains a substantial interest in us and then wishes to accomplish a combination of such person's business with ours, or otherwise eliminate the share holdings of the other stockholders. The federal securities law and applicable regulations govern the disclosure required to be made to minority stockholders in such transactions but do not assure to stockholders the fairness of the terms of the business combination. Moreover, the statutory right of the remaining stockholders to dissent in connection with certain business combinations and receive the 'fair value' of their shares in cash may involve significant expense, delay and uncertainty to dissenting stockholders. Further, the 'fair value' of a stockholder's shares, as determined under this standard, may not be equivalent to the minimum price as determined pursuant to the provisions.

    The business combination provision is to close partially these gaps in the federal and state laws and to minimize certain of the potential inequities of those business combinations that involve two or more steps by requiring that in order to complete a business combination that is not approved by the continuing directors, such interested stockholder must obtain the affirmative votes of at least 75% of the voting power of the outstanding voting shares prior to proposing the business combination (including the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding voting shares exclusive of those shares beneficially owned by the interested stockholder), or meet the minimum price and procedural requirements of the provision and obtain the approval of at least two-thirds of the voting power of the outstanding voting shares (and the additional majority vote). The provision also is designed to protect those

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stockholders who have not tendered or otherwise sold their shares to a purchaser who is attempting to acquire control by ensuring that at least the same price and form of consideration are paid to such stockholders in a business combination as were paid to stockholders in the initial step of the acquisition. In the absence of the provision, an interested stockholder who acquired control of us could subsequently, by virtue of such control, force minority stockholders to sell or exchange their shares at a price that would not reflect any premium such purchaser may have paid in order to acquire its controlling interest, but rather at a price set by such interested stockholder. Such a price might not only be lower than the price paid by such purchaser in acquiring control, but also could be in a less desirable form of consideration (e.g., equity or debt securities of the purchaser).

    In many situations, the minimum price, form of consideration and procedural requirements of the provision would require that a purchaser pay stockholders a higher price for their shares and/or structure the transaction differently from what would be the case without the provision. Accordingly, to the extent a business combination were involved as part of a plan to acquire control of us, this provision would increase the likelihood that a purchaser would negotiate directly with our board of directors.

    We believe that our board of directors normally is in a better position than the individual stockholders to negotiate effectively on behalf of all stockholders in that our board of directors is likely to be more knowledgeable than any individual stockholder in assessing our business and prospects. Accordingly, we are of the view that negotiations between our board of directors and the purchaser would increase the likelihood that stockholders ultimately will receive a higher price for their shares from anyone desiring to obtain control of us through a business combination or otherwise.

    Although not all acquisitions of our capital stock are made with the objective of acquiring control of us through a subsequent business combination, a purchaser in many cases desires to have the option to consummate such a business combination. Assuming that to be the case, the provision would tend to discourage purchasers whose objective is to seek control of us at a relatively low price, since acquiring the remaining equity interest may be difficult unless the minimum price, form of consideration and procedural requirements were satisfied or a majority of the continuing directors were to approve the transaction. The provision also should discourage the accumulation of large blocks of our capital stock, which we believe to be disruptive to our stability, and which could precipitate a change of control of us on terms unfavorable to our other stockholders.

    AMENDMENT OF CERTIFICATE OF INCORPORATION

    Our certificate of incorporation may be amended in accordance with the Delaware law, except that it provides that the business combination provision described above may not be repealed, altered, changed or amended in any respect unless such action is approved by the affirmative vote of at least 75% of the votes entitled to be cast (which 75% must include the affirmative vote of the holders of shares representing at least a majority of the votes entitled to be cast exclusive of those of which any interested stockholder is entitled to cast), unless approved by a vote of a majority of our entire board of directors (but only if a majority of the directors acting favorably on the matter are continuing directors), in which case the business combination provision may be amended by the affirmative vote of at least a majority of the votes entitled to be cast (such affirmative vote does not require the additional majority vote); and provided, further, that the ratification percentage may be amended, altered, changed or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of the voting shares (such affirmative vote does not require the additional majority vote). Our by-laws may be altered, amended or repealed, or new by-laws adopted, by (i) in the case of by-laws made or amended or repealed by the board of directors, by the affirmative vote of stockholders holding not less than a majority of the shares entitled to vote on the election of directors, or (ii) the affirmative vote of not less than two-thirds of the entire board of directors that would then be in office if no vacancies existed.

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    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    We may indemnify any officer or director who is made a party to any suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by him/her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the officer or director acted in good faith and in a manner he/she reasonably believed to be in our best interests. In a criminal proceeding, the standard is that the director or officer had no reasonable cause to believe his/her conduct was unlawful.

    Our certificate of incorporation and by-laws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of ours against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Delaware law, and any other applicable law, as from time to time in effect. This right of indemnification is not exclusive of any other rights to which a director or officer may be entitled. Any repeal or modification of the applicable provisions of Delaware law will not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part on any such state of facts.

    Our certificate of incorporation provides that each person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director or an officer of ours or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Delaware law, and any other applicable law, as from time to time in effect. We have the power to purchase and maintain insurance in respect of our indemnification obligations.

    A member of our board of directors, or a member of any committee designated by our board of directors, will, in the performance of his or her duties, be fully protected in relying in good faith upon our records and upon such information, opinions, reports or statements presented to us by any of our officers or employees, or committees of our board of directors, or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by us or on our behalf. In discharging their duties, directors and officers, when acting in good faith, may rely upon our financial statements represented to them to be correct by the chief financial officer or the controller or other of our officers having charge of our books or accounts, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect our financial condition.

    TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our Class A common stock and Class B common stock is the American Stock Transfer & Trust Company.

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                  ARBY'S FRANCHISE TRUST SECURITIZATION NOTES

    We, through Arby's Franchise Trust, issued $290,000,000 principal amount of insured non-recourse securitization notes (the 'Securitization Notes'). The remaining principal amount of the Securitization Notes of $239,450,000 (including current portion) as of September 28, 2003 is due no later than December 2020. However, based on current projections and assuming the adequacy of available funds, as defined under the indenture pursuant to which the Securitization Notes were issued, we currently estimate we will repay $5,311,000 in 2003 with increasing annual payments to $37,377,000 in 2011 in accordance with a targeted principal payment schedule. The Securitization Notes are redeemable by Arby's Franchise Trust at an amount equal to the total of remaining principal, accrued interest and the excess, if any, of the discounted value of the remaining principal and interest payments over the outstanding principal amount of the Securitization Notes.

    Obligations under the Securitization Notes are insured by a financial guarantee company and are collateralized by assets with an aggregate net book value of $46,771,000 as of September 28, 2003, consisting of cash and cash equivalents of $10,051,000, a cash equivalent reserve account of $30,524,000 and royalty receivables of $6,196,000.

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                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of certain United States federal income tax consequences that may be relevant to an investment in the notes and the shares of Class A common stock and Class B common stock into which the notes may be converted but does not purport to be a complete analysis of the potential tax considerations that you may need to consider before investing based on your particular circumstances. This discussion is based on existing provisions of the Internal Revenue Code ('Code'), Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all of which are subject to change with possible retroactive effect. This summary applies to you only if you hold the notes and Class A common stock and Class B common stock as capital assets within the meaning of the Code. This summary does not discuss any estate, gift, state, local or foreign tax law considerations.

    This summary does not address all of the tax consequences that may be relevant to all categories of investors, some of which may be subject to special rules, such as:

    o     insurance companies;

    o     banks or other financial institutions;

    o     dealers and certain traders in securities or currencies;

    o     tax-exempt organizations;

    o     regulated investment companies;

    o partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

    o     real estate investment trusts;

    o     grantor trusts;

    o     certain former citizens or residents of the United States;

    o     persons whose 'functional currency' is not the U.S. dollar;

    o persons who hold the notes or Class A common stock or Class B common stock as part of a 'hedge,' 'straddle,'
          'conversion' or similar transaction; and

    o     persons subject to the alternative minimum tax.

    In addition, this summary deals only with notes acquired at their original issue price within the meaning of Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes, including application of the 'market discount' and 'acquisition premium' rules.

    PERSONS CONSIDERING THE PURCHASE OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAX CONSEQUENCES TO U.S. HOLDERS

    As used herein, the term 'U.S. Holder' means a beneficial owner of notes or Class A common stock or Class B common stock that is for U.S. federal income tax purposes:

    o     a citizen or individual resident of the United States;

    o a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

    o an estate, the income of which is subject to U.S. federal income taxation regardless of its source; and

    o a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust; or an electing trust in existence on August 20, 1996 to the extent provided in Treasury Regulations.

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    If a partnership holds notes or Class A common stock or Class B common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership, you should consult your own tax advisor.

INTEREST INCOME ON THE NOTES

    U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting for U.S. federal income tax purposes. We may be required to make additional payments to holders of notes as liquidated damages, as described under 'Description of Notes -- Registration Rights of the Noteholders,' above. Liquidated damages paid on the notes pursuant to the registration rights agreement generally should be taxable to a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income you recognize if there is only a remote chance as of the date the notes were issued that such payments will be made. We believed that the likelihood that we would be obligated to make any such payments was remote. We also believe that there is no requirement under the applicable Treasury Regulations for a re-determination, as of the date of this prospectus, of whether there is a remote chance that such payments will be made. Therefore, we do not intend to treat the potential payment of liquidated damages as part of the yield on the notes. Our determination that this contingency was remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service ('IRS'), and if the IRS were to challenge this determination, or require that we make a re-determination as of a date other than the date of issuance of the notes, you might be required to accrue income on your notes in excess of stated interest, and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of a note before the resolution of the contingency. If you are a U.S. Holder, you will be required to recognize liquidated damages paid on the notes as income.

CONSTRUCTIVE DIVIDENDS ON THE NOTES

    If at any time we increase the conversion rate, either at our discretion or pursuant to the conversion rate adjustment provisions, the increase may be deemed to be the payment of a taxable dividend to the U.S. Holders of the notes. For example, an increase in the conversion rate in the event of distributions of our debt instruments, or our assets, or an increase in the event of certain cash dividends, generally will result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for Class A common stock or Class B common stock generally will not.

SALE, EXCHANGE, OR OTHER DISPOSITION OF THE NOTES

    Upon a sale, exchange or disposition of a note other than a conversion of the note into Class A common stock and Class B common stock, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or disposition (not including any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the note. The amount realized by the holder will include the amount of cash and the fair market value of any other property received for the note. A U.S. Holder's adjusted tax basis in a note will generally be equal to the U.S. Holder's purchase price for the note. Such capital gain or loss will be long-term capital gain or loss if the holder held the note for more than one year. The deductibility of capital losses is subject to limitations.

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CONVERSION OF THE NOTES FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    A U.S. holder generally will not recognize any income, gain or loss on converting a note into Class A common stock and Class B common stock, except that the fair market value of Class A common stock and Class B common stock received with respect to accrued interest will be taxed as a payment of interest as described under 'Tax Consequences to U.S. Holders -- Interest Income on the Notes,' above. If the holder receives cash in lieu of a fractional share of Class A common stock or Class B common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize capital gain or loss equal to the difference between the cash received and that portion of his basis in the Class A common stock or Class B common stock attributable to the fractional share. The holder's aggregate basis in the Class A common stock and Class B common stock will equal the holder's adjusted basis in the note, increased, for a cash method holder, by the amount of income recognized with respect to accrued interest. Such aggregate basis will generally be allocated between the Class A common stock and Class B common stock received upon conversion of a note in proportion to their relative fair market values on the date of conversion. U.S. holders should consult their tax advisors as to the appropriate allocation of basis between the Class A common stock and Class B common stock received upon conversion of a note. The holder's holding period for the Class A common stock and Class B common stock will include the period during which he held the note, except that the holding period of any Class A common stock or Class B common stock received with respect to accrued interest will commence on the date after conversion.

CONVERSION OF THE NOTES FOR CLASS A COMMON STOCK, CLASS B COMMON STOCK AND CASH

    If a U.S. Holder converts a note and we deliver a combination of Class A common stock, Class B common stock and cash (and such cash is not merely received in lieu of a fractional share of common stock) the tax treatment to the holder is uncertain.

    Assuming the notes are 'securities' for U.S. federal income tax purposes, which we believe is likely, the holder may recognize capital gain (but not capital loss), if any, on the note so converted in an amount equal to the lesser of the gain realized (being the excess, if any, of the fair market value of the Class A common stock and Class B common stock received plus cash received over the adjusted tax basis in the note converted therefor), and the cash received. Such gain would generally be long-term capital gain if the holder held the note for more than one year. The holder's aggregate adjusted tax basis in the Class A common stock and Class B common stock received should generally equal the adjusted tax basis of the note converted, decreased by the cash received, and increased by the amount of gain recognized. Such aggregate basis will generally be allocated between the Class A common stock and Class B common stock received upon conversion of a note in proportion to their relative fair market values on the date of conversion. U.S. holders should consult their tax advisors as to the appropriate allocation of basis between the Class A common stock and Class B common stock received upon conversion of a note. The holder's holding period in the Class A common stock and Class B common stock received upon conversion of the notes would include the holding period of the note so converted. Alternatively, the cash payment may be treated as proceeds from the sale of a portion of the note, and taxed in the manner described under 'Tax Consequences To U.S. Holders -- Sale, Exchange or Other Disposition of the Notes,' above. In such case, the holder's basis in the note would be allocated pro rata between the Class A common stock and Class B common stock received and the portion of the note that is treated as sold for cash. The holding period for any Class A common stock and Class B common stock received in the conversion would include the holding period of the note. Holders should consult their own tax advisors regarding the proper treatment to them of the receipt of a combination of cash and Class A common stock and Class B common stock upon a conversion.

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TAXATION OF DISTRIBUTIONS ON OUR CLASS A COMMON STOCK OR CLASS B COMMON STOCK

    Distributions paid on our Class A common stock or Class B common stock received upon conversion of a note will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. Holder and taxable when received or accrued, in accordance with such U.S. Holder's method of accounting. If a distribution exceeds current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder's investment, up to the holder's tax basis in the Class A common stock or Class B common stock, as applicable. Any remaining excess will be treated as a capital gain. If a U.S. Holder is a U.S. corporation, it generally would be able to claim a dividends received deduction equal to a portion of any dividends received, subject to customary limitations and conditions.

SALE OR OTHER DISPOSITION OF OUR CLASS A COMMON STOCK OR CLASS B COMMON STOCK

    Unless a nonrecognition provision applies, gain or loss realized by a U.S. Holder on the sale or other disposition of our Class A common stock or Class B common stock received upon a conversion of a note will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the Class A common stock or Class B common stock for more than one year. The amount of the U.S. Holder's gain or loss will be equal to the difference between the U.S. Holder's tax basis in the Class A common stock or Class B common stock disposed of and the amount realized on the disposition.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Information returns will be filed with the IRS and provided to U.S. Holders in connection with the payments on the notes or our Class A common stock or Class B common stock and the proceeds from a sale or other disposition of the notes or our Class A common stock or Class B common stock, unless an exemption is available. A U.S. Holder may be subject to United States backup withholding on these payments at the rates specified in the Code if it fails to provide an accurate taxpayer identification number and to comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

    As used herein, the term 'Non-U.S. Holder' means a beneficial owner of a note or Class A common stock or Class B common stock that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as 'controlled foreign corporations', 'passive foreign investment companies', 'foreign personal holding companies', persons eligible for benefits under income tax treaties to which the United States is a party and certain U.S. expatriates. Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant for them.

PAYMENT OF INTEREST ON THE NOTES

    Payments of interest on the notes to any Non-U.S. Holder will be exempt from U.S. federal income and withholding tax, provided that:

    o the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest,

    o the certification requirement described below has been fulfilled with respect to the Non-U.S. Holder, and

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    o     such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United
          States.

    The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies to us on IRS Form W-8BEN under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements.

    U.S. withholding tax at a rate of 30% will be withheld on any payment on the notes to Non-U.S. Holders of liquidated damages pursuant to the registration rights agreement, unless a treaty applies to reduce or eliminate such withholding and the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to claim such treaty benefits or upon the receipt of an IRS Form W-8ECI for the Non-U.S. Holder claiming that such payments are effectively connected with the conduct of a U.S. trade or business. If U.S. withholding tax is withheld from any payment of liquidated damages to a Non-U.S. Holder and such payment is determined not to be subject to U.S. federal income tax, a Non-U.S. Holder would be entitled to a refund of any tax withheld. We may be required to make additional payments to holders of notes as liquidated damages, as described under 'Description of Notes -- Registration Rights of the Noteholders,' above. We believed as of the date the notes were issued that the likelihood that we would be obligated to make any such payments was remote. If any such payments are made, we intend to treat such payments made to Non-U.S. Holders as subject to U.S. federal withholding tax at a rate of 30% subject to reduction or exemption (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that such payments are effectively connected with the conduct of a U.S. trade or business.

SALE, EXCHANGE OR OTHER DISPOSITION OF THE NOTES

    Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of the notes, unless:

    o such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met,

    o the holder is subject to special rules applicable to certain former citizens or former residents of the United States,

    o the holder is engaged in a trade or business in the United States and such gain is effectively connected with the conduct of such trade or business, or

    o the rules of the Foreign Investment in Real Property Tax Act ('FIRPTA') (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or have been within the shorter of the five-year preceding such sale, exchange or disposition and the period the Non-U.S. Holder held the notes, a U.S. real property holding corporation ('USRPHC'). In general, we would be a USRPHC if interests in U.S. real estate exceed 50% of our assets in U.S. and foreign real estate, and any other of our assets used or held for use in a trade or business. We do not believe that we are a USRPHC or that we will become one in the future although no assurance can be given in this regard.

CONVERSION OF THE NOTES

    A Non-U.S. Holder generally will not recognize any gain or loss on converting a note into Class A common stock and Class B common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of Class A common stock or Class B comon stock would also generally not be subject to U.S. federal income tax. See 'Tax Consequences To Non-U.S.
Holders -- Sale or Exchange of Class A Common Stock,' below. A Non-U.S. Holder also generally will not recognize gain or loss on converting a note into a combination of Class A common stock and Class B common stock and cash unless:

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    o     such holder is an individual who is present in the United
          States for 183 days or more in the taxable year of disposition and certain other conditions are met,

    o the holder is subject to special rules applicable to certain former citizens or former residents of the United States,

    o the holder is engaged in a trade or business in the United States and such gain is effectively connected with the conduct of such trade or business, or

    o the FIRPTA rules treat the gain as effectively connected with a U.S. trade or business.

See 'Tax Consequences To U.S. Holders -- Conversion of the Notes for Class A Common Stock and Class B common stock and Cash,' above, regarding the possible treatment of such gain or loss.

DIVIDENDS

    Dividends (and any constructive dividends resulting from certain adjustments to the conversion rate, see 'Tax Consequences To U.S. Holders -- Constructive Dividends on the Notes,' above) paid to a Non-U.S. Holder of Class A common stock or Class B common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction or exemption under an applicable treaty, unless such Non-U.S. Holder is engaged in trade or business in the United States and such dividends are effectively connected with the conduct of such trade or business. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

SALE OR EXCHANGE OF CLASS A COMMON STOCK OR CLASS B COMMON STOCK

    A Non-U.S. Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of our Class A common stock or Class B common stock received upon a conversion of a note, unless:

    o such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met,

    o the holder is subject to special rules applicable to certain former citizens or former residents of the United States,

    o the holder is engaged in a trade or business in the United States and such gain is effectively connected with the conduct of such trade or business, or

    o the FIRPTA rules treat the gain as effectively connected with a U.S. trade or business.

INCOME OR GAINS EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS

    The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or Class A common stock or Class B common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on notes, dividends on Class A common stock or Class B common stock, or gain from the sale, exchange or other disposition of notes (including from conversion of the notes into a combination of stock and cash) or Class A common stock or Class B common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will generally be subject to U.S. federal income tax in the same manner as if earned by a U.S. Holder. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that are effectively connected with its U.S. trade or business generally would be subject to a branch profits tax. The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a reduced rate. Payments of interest or dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax so long as the holder certifies its qualification for such exemption by providing a properly executed IRS Form W-8ECI.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Information returns will be filed with the IRS and provided to each Non-U.S. Holder with respect to any payments on the notes or Class A common stock or Class B common stock that are subject to withholding or that are exempt from U.S. withholding tax pursuant to a tax treaty or other reason. Dividends or interest paid to a Non-U.S. Holder of our Class A common stock or Class B common stock or notes will generally be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption from withholding.

    The payment of proceeds from the disposition of the notes or our Class A common stock or Class B common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of the notes or our Class A common stock or Class B common stock to or through a foreign office of a foreign broker will generally not be subject to information reporting or backup withholding.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the IRS.

DISCLOSURE AUTHORIZATION

    Notwithstanding any provision in this prospectus or any agreement to the contrary, the initial purchaser, each holder and offeree (and their respective employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the notes and all materials of any kind (including opinions or other tax analyses) that are provided by us or the initial purchaser relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

                            SELLING SECURITYHOLDERS

    The following table provides, as of November 20, 2003, information with respect to each selling securityholder who is entitled to use this prospectus to offer notes, the underlying shares of Class A common stock and Class B common stock and additional shares of Class B common stock. This information has been obtained from the selling securityholders.

                                            NUMBER OF      NUMBER OF
                                            SHARES OF      SHARES OF
                        PRINCIPAL AMOUNT     CLASS A        CLASS B         PERCENTAGE OF         PERCENTAGE OF
                            OF NOTES       COMMON STOCK   COMMON STOCK     CLASS A COMMON        CLASS B COMMON
                          BENEFICIALLY     BENEFICIALLY   BENEFICIALLY   STOCK BENEFICIALLY    STOCK BENEFICIALLY
                           OWNED AND        OWNED AND      OWNED AND         OWNED AFTER           OWNED AFTER
       SELLING           OFFERED HEREBY      OFFERED        OFFERED         COMPLETION OF         COMPLETION OF
    SECURITYHOLDER            ($)           HEREBY(1)      HEREBY(2)       THE OFFERING(%)       THE OFFERING(%)
    --------------      ----------------   ------------   ------------   -------------------   -------------------
1976 Distribution Trust
  FBO A.R.
  Lauder/Zinterhofer...          5,000            125              250        --                    --

2000 Revocable Trust
  FBO A.R.
  Lauder/Zinterhofer...          5,000            125              250        --                    --

Advent Convertible
  Master
  Cayman L.P..........       3,949,000         98,725          197,450        --                    --

AIG DKR SoundShore
  Holdings Ltd........       3,444,000         86,100          172,200        --                    --

AIG DKR SoundShore
  Opportunity Holding
  Fund Ltd............       2,519,000         62,975          125,950        --                    --

AIG DKR SoundShore
  Strategic Holding
  Fund Ltd............       1,287,000         32,175           64,350        --                    --

Alcon Laboratories....         281,000          7,025           14,050        --                    --

Allentown City
  Firefighters Pension
  Plan................          18,000            450              900        --                    --

Allentown City Officers
  & Employees Pension
  Fund................          12,000            300              600        --                    --

Allentown City Police
  Pension Plan........          24,000            600            1,200        --                    --

Alpha US Sub
  Fund 4, LLC.........         218,000          5,450           10,900        --                    --

Alpine Associates.....      11,385,000        284,625          569,250        --                    --

Alpine Partners,
  L.P. ...............       1,615,000         40,375           80,750        --                    --

Amaranth L.L.C........      21,229,000        530,725        1,061,450        --                    --

American Investors Life
  Insurance Co........         300,000          7,500           15,000        --                    --

Araphoe County
  Colorado............          44,000          1,100            2,200        --                    --

Argent Classic
  Convertible
  Fund L.P...........        1,000,000         25,000           50,000        --                    --

Argent LowLev
  Convertible Arbitrage
  Fund LLC...........        1,100,000         27,500           55,000        --                    --

Arlington County
  Employees Retirement
  System..............         487,000         12,175           24,350        --                    --

Asante Health Systems..         63,000          1,575            3,150        --                    --

                                                  (table continued on next page)

(table continued from previous page)

                                            NUMBER OF      NUMBER OF
                                            SHARES OF      SHARES OF
                        PRINCIPAL AMOUNT     CLASS A        CLASS B         PERCENTAGE OF         PERCENTAGE OF
                            OF NOTES       COMMON STOCK   COMMON STOCK     CLASS A COMMON        CLASS B COMMON
                          BENEFICIALLY     BENEFICIALLY   BENEFICIALLY   STOCK BENEFICIALLY    STOCK BENEFICIALLY
                           OWNED AND        OWNED AND      OWNED AND         OWNED AFTER           OWNED AFTER
       SELLING           OFFERED HEREBY      OFFERED        OFFERED         COMPLETION OF         COMPLETION OF
    SECURITYHOLDER            ($)           HEREBY(1)      HEREBY(2)       THE OFFERING(%)       THE OFFERING(%)
    --------------      ----------------   ------------   ------------   -------------------   -------------------
BP Amoco PLC Master
  Trust...............        791,000         19,775           39,550        --                    --

BNP Paribas
  Arbitrage...........      6,000,000        150,000          300,000        --                    --

British Virgin Islands
  Social Security
  Board...............         64,000          1,600            3,200        --                    --

Chrysler Corporation
  Master Retirement
  Trust...............      2,595,000         64,875          129,750        --                    --

City and County of San
  Francisco Retirement
  System..............        703,000         17,575           35,150        --                    --

City University of New
  York................        109,000          2,725            5,450        --                    --

City of New Orleans...        149,000          3,725            7,450        --                    --

CQS Convertible &
  Quantitative
  Strategies Master
  Fund Limited........      2,500,000         62,500          125,000        --                    --

DBAG -- London........      4,865,000        121,625          243,250        --                    --

Delaware Public
  Employees Retirement
  System..............      1,129,000         28,225           56,450        --                    --

Delta Air Lines Master
  Trust -- CV.........      1,065,000         26,625           53,250        --                    --

Delta Pilots
  Disability &
  Survivorship
  Trust -- CV.........        515,000         12,875           25,750        --                    --

Dodeca Fund, L.P......        700,000         17,500           35,000        --                    --

Grace Convertible
  Arbitrage
  Fund, Ltd...........      2,250,000         56,250          112,500        --                    --

Grady Hospital
  Foundation..........         98,000          2,450            4,900        --                    --

HFR CA Select Fund....        700,000         17,500           35,000        --                    --

HFR Convertible
  Arbitrage Account...        232,000          5,800           11,600        --                    --

HFR TQA Master Trust
  c/o TQA Investors,
  LLC.................        500,000         12,500           25,000        --                    --

Hotel Union/Hotel
  Industry of Hawaii
  Pension Plan........        307,000          7,675           15,350        --                    --

Jeffries & Company
  Inc. ...............          6,000            150              300        --                    --

KD Convertible
  Arbitrage Fund
  L.P.................      1,000,000         25,000           50,000        --                    --

LDG Limited...........        500,000         12,500           25,000        --                    --

Lyxor.................        555,000         13,875           27,750        --                    --

Lyxor Master Fund.....      1,400,000         35,000           70,000        --                    --

                                                  (table continued on next page)

(table continued from previous page)

                                            NUMBER OF      NUMBER OF
                                            SHARES OF      SHARES OF
                        PRINCIPAL AMOUNT     CLASS A        CLASS B         PERCENTAGE OF         PERCENTAGE OF
                            OF NOTES       COMMON STOCK   COMMON STOCK     CLASS A COMMON        CLASS B COMMON
                          BENEFICIALLY     BENEFICIALLY   BENEFICIALLY   STOCK BENEFICIALLY    STOCK BENEFICIALLY
                           OWNED AND        OWNED AND      OWNED AND         OWNED AFTER           OWNED AFTER
       SELLING           OFFERED HEREBY      OFFERED        OFFERED         COMPLETION OF         COMPLETION OF
    SECURITYHOLDER            ($)           HEREBY(1)      HEREBY(2)       THE OFFERING(%)       THE OFFERING(%)
    --------------      ----------------   ------------   ------------   -------------------   -------------------
Lyxor Master Fund
  (reference
  'Silverado')........        400,000         10,000           20,000        --                    --

Man Convertible Bond
  Master
  Fund, Ltd...........      6,379,000        159,475          318,950        --                    --

McMahan Securities Co.
  L.P.................      1,025,000         25,625           51,250        --                    --

Microsoft
  Corporation.........      1,935,000         48,375           96,750        --                    --

Minnesota Power and
  Light...............      1,077,000         26,925           53,850        --                    --

Motion Picture
  Industry Health
  Plan -- Active
  Member Fund.........        265,000          6,625           13,250        --                    --

Motion Picture
  Industry Health
  Plan -- Retiree
  Member Fund.........        165,000          4,125            8,250        --                    --

Municipal Employees...        175,000          4,375            8,750        --                    --

New Orleans
  Firefighters
  Pension/Relief
  Fund................         29,000            725            1,450        --                    --

Newport Alternative
  Income Fund.........        390,000          9,750           19,500        --                    --

Occidental Petroleum
  Corporation.........        194,000          4,850            9,700        --                    --

OCM Convertible
  Trust...............      2,875,000         71,875          143,750        --                    --

Partner Reinsurance
  Company Ltd.........        855,000         21,375           42,750        --                    --

Policeman and Fireman
  Retirement System of
  the City of
  Detroit.............        428,000         10,700           21,400        --                    --

Pro-mutual............        547,000         13,675           27,350        --                    --

Qwest Occupational
  Health Trust........        340,000          8,500           17,000        --                    --

Royal Bank of
  Canada(3)...........      2,500,000         62,500          125,000         *                     *

Satellite Convertible
  Arbitrage Master
  Fund, LLC...........      4,500,000        112,500          225,000        --                    --

Silverado Arbitrage
  Trading, Ltd. ......        600,000         15,000           30,000        --                    --

Silverback Master,
  Ltd.................      5,025,000        125,625          251,250        --                    --

Silvercreek II
  Limited.............      1,190,000         29,750           59,500        --                    --

Silvercreek Limited
  Partnership.........      2,420,000         60,500          121,000        --                    --

Sphinx Convertible
  Arbitrage Fund SPC..        223,000          5,625           11,250        --                    --

Sphinx Fund c/o TQA
  Investors, LLC......        100,000          2,500            5,000        --                    --

St. Thomas
  Trading, Ltd........     11,746,000        293,650          587,300        --                    --

                                                  (table continued on next page)

(table continued from previous page)

                                            NUMBER OF      NUMBER OF
                                            SHARES OF      SHARES OF
                        PRINCIPAL AMOUNT     CLASS A        CLASS B         PERCENTAGE OF         PERCENTAGE OF
                            OF NOTES       COMMON STOCK   COMMON STOCK     CLASS A COMMON        CLASS B COMMON
                          BENEFICIALLY     BENEFICIALLY   BENEFICIALLY   STOCK BENEFICIALLY    STOCK BENEFICIALLY
                           OWNED AND        OWNED AND      OWNED AND         OWNED AFTER           OWNED AFTER
       SELLING           OFFERED HEREBY      OFFERED        OFFERED         COMPLETION OF         COMPLETION OF
    SECURITYHOLDER            ($)           HEREBY(1)      HEREBY(2)       THE OFFERING(%)       THE OFFERING(%)
    --------------      ----------------   ------------   ------------   -------------------   -------------------
State Employees'
  Retirement Fund of
  the State of
  Delaware............      1,130,000         28,250           56,500        --                    --

State of Maryland
  Retirement Agency...      2,337,000         58,425          116,850        --                    --

Sturgeon Limited......        819,000         20,475           40,950        --                    --

Sunrise Partners
  Limited
  Partnership.........      2,410,000         60,250          120,500        --                    --

Tag Associates........         46,000          1,150            2,300        --                    --

The Grable
  Foundation..........         65,000          1,625            3,250        --                    --

TQA Master
  Fund, Ltd...........      2,600,000         65,000          130,000        --                    --

TQA Master Plus
  Fund, Ltd...........      3,478,600         86,965          173,930        --                    --

Trustmark Insurance...        248,000          6,200           12,400        --                    --

UBS O'Connor LLC F/B/O
  O'Connor Global
  Convertible
  Arbitrage Master
  Ltd.................        250,000          6,250           12,500        --                    --

Vanguard Convertible
  Securities Fund,
  Inc.................     10,710,000        267,750          535,500        --                    --

Viacom Inc. Pension
  Plan Master Trust...         26,000            650            1,300        --                    --

Wilmington Trust Co.
  as owner and trustee
  for Forestal Funding
  Master Trust........      5,000,000        125,000          250,000        --                    --

Xavex-Convertible
  Arbitrage 7 Fund c/o
  TQA Investors, LLC..      1,000,000         25,000           50,000        --                    --

Xavex Risk Arbitrage
  Fund 2..............        300,000          7,500           15,000        --                    --

Zazove Convertible
  Arbitrage Fund, L.P.
  c/o Zazove
  Associates, LLC.....      1,100,000         27,500           55,000        --                    --

Zazove Hedged
  Convertible Fund,
  L.P. c/o Zazove
  Associates, LLC.....        700,000         17,500           35,000        --                    --

Zurich Institutional
  Benchmark Master
  Fund Ltd............        400,000         10,000           20,000        --                    --

Zurich Institutional
  Benchmark Master
  Fund, Ltd.
  c/o TQA
  Investors, LLC......        500,000         12,500           25,000        --                    --

                                                  (table continued on next page)

(table continued from previous page)

                                            NUMBER OF      NUMBER OF
                                            SHARES OF      SHARES OF
                        PRINCIPAL AMOUNT     CLASS A        CLASS B         PERCENTAGE OF         PERCENTAGE OF
                            OF NOTES       COMMON STOCK   COMMON STOCK     CLASS A COMMON        CLASS B COMMON
                          BENEFICIALLY     BENEFICIALLY   BENEFICIALLY   STOCK BENEFICIALLY    STOCK BENEFICIALLY
                           OWNED AND        OWNED AND      OWNED AND         OWNED AFTER           OWNED AFTER
       SELLING           OFFERED HEREBY      OFFERED        OFFERED         COMPLETION OF         COMPLETION OF
    SECURITYHOLDER            ($)           HEREBY(1)      HEREBY(2)       THE OFFERING(%)       THE OFFERING(%)
    --------------      ----------------   ------------   ------------   -------------------   -------------------
Zurich Institutional
  Benchmarks Master
  Fund Ltd. c/o SSI
  Investment
  Management, Inc. ...      1,897,000         47,425           94,850        --                    --

Zurich Institutional
  Benchmarks Master
  Fund Ltd. c/o Zazove
  Associates, LLC.....        900,000         22,500           45,000        --                    --

---------
  *  Less than one percent.

(1) Includes shares of Class A common stock issuable upon conversion of the notes, and assumes a conversion rate of 25 shares per $1,000 principal amount of notes, which conversion rate is subject to adjustment as described under 'Description of the Notes-Conversion of Notes.' Accordingly, the number of shares of Class A common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we are not required to issue fractional shares of Class A common stock upon conversion of the notes and, in lieu thereof, will pay cash.

(2) Includes shares of Class B common stock issuable upon conversion of the notes, and assumes a conversion rate of 50 shares per $1,000 principal amount of notes, which conversion rate is subject to adjustment as described under 'Description of the Notes-Conversion of Notes.' Accordingly, the number of shares of Class B common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we are not required to issue fractional shares of Class B common stock upon conversion of the notes and, in lieu thereof, will pay cash.

(3) Royal Bank of Canada benefically owns an additional 100 shares of Class A common stock and 200 shares of Class B common stock that are not offered hereby.

    Except as described above, none of the selling securityholders listed above has, or within the past three years had, any position, office or any material relationship with us or any of our affiliates.

    Because the selling securityholders may offer all or some portion of the above-referenced securities under this prospectus or otherwise, no estimate can be given as to the amount of percentage that will be held by the selling securityholders upon termination of any sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date on which information in this table is provided, in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements, if required.

    Only selling securityholders identified in the above table who beneficially own the securities set forth opposite their respective names in the second and fourth columns may sell offered securities under the registration statement of which this prospectus forms a part. Information about other selling securityholders will be set forth in prospectus supplements, if required.

                              PLAN OF DISTRIBUTION

    The securities offered by this prospectus are being registered to permit the resale of such securities by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of these securities. We will bear the fees and expenses incurred in connection with our obligation to register these securities. These fees and expenses include registration and filing fees, printing and duplication expenses, fee and disbursement of our counsel. However, the selling securityholders will pay all underwriting discounts and selling commissions, if any, and their own legal expenses.

    The selling securityholders may sell the securities from time to time directly or through underwriters (in accordance with the registration rights agreement), broker-dealers or agents, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions):

    o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

    o     in the over-the-counter market;

    o in transactions otherwise than on such exchanges or services or in over-the-counter market, including negotiated transactions; or

    o     through the writing of options.

    In connection with sales of the securities or otherwise, the securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities and deliver securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities.

    If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any securities offered hereby through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of such securities, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of the arrangement. The underwriter or underwriters with respect to an underwritten offering of such securities and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of securities using this prospectus, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    There can be no assurance that any selling securityholder will sell any or all of their notes, Class A common stock or Class B common stock pursuant to this prospectus. In addition, any securities that can be sold under Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A, respectively, rather than pursuant to this prospectus.

    The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the securities may be deemed to be 'underwriters' within the meaning of the Securities Act, and any profit on the sale of the securities offered hereby by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 of the Exchange Act.

    The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities offered hereby by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered hereby and the ability of any person or entity to engage in market-making activities with respect to such securities.

    Under the securities law of various states, the securities offered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered hereby may not be sold unless such securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

    We have agreed to indemnify the selling securityholders against some civil liabilities, including some liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against some civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

    We are permitted to suspend the use of this prospectus under some circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances relating to possible acquisitions, financings or other similar transactions. In addition, if the duration of such suspension exceeds the periods above-mentioned, we have agreed to pay liquidated damages. Please refer to the section entitled 'Description of the Notes -- Registration Rights of the Noteholders.'

    The outstanding Class A common stock and Class B common stock trade on the New York Stock Exchange under the symbols 'TRY' and 'TRY.B,' respectively. We do not intend to apply for listing of the notes on any securities exchange or for quotation through an automated quotation system. Accordingly, we cannot assure you about the development of liquidity or any trading market for the notes.

                                 LEGAL MATTERS

    Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York has passed upon the validity of the notes offered by this prospectus for us and upon the validity of the shares of Class A common stock and Class B common stock issuable upon conversion of the notes.

                                    EXPERTS

    The consolidated financial statements of Triarc incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 29, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Encore Capital Group, Inc. (formerly, MCM Capital Group, Inc.) included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 29, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of Encore Capital Group, Inc. for the year ended December 31, 2000, are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The consolidated financial statements of Encore Capital Group, Inc. incorporated by reference in this Prospectus have been audited by BDO
Seidman, LLP, independent auditors, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                 [TRIARC LOGO]


                          STATEMENT OF DIFFERENCES
                          ------------------------

 The registered trademark symbol shall be expressed as.................. 'r'